Exhibit 99.2
EXECUTION COPY

CREDIT AGREEMENT
DATED AS OF APRIL 14, 2008
by and among
PORTOLA PACKAGING, INC.
as Borrower
WAYZATA INVESTMENT PARTNERS LLC
as Agent
and
THE INVESTMENT FUNDS PARTY HERETO
as Lenders

ii

iii

CREDIT AGREEMENT
          This CREDIT AGREEMENT (this “Agreement”) is dated as of April 14, 2008, and entered into by and among Portola Packaging, Inc., a Delaware corporation (“Borrower”), the financial institutions who are or hereafter become parties to this Agreement as “Lenders”, (as such term is defined in subsection 10.1 hereof), and WAYZATA INVESTMENT PARTNERS LLC, a Delaware limited liability company (in its individual capacity, “Wayzata”), as “Agent” (as such term is defined in subsection 10.1 hereof).
R E C I T A L S:
          WHEREAS, pursuant to the Senior Secured Credit Agreement (as hereinafter defined) the Senior Secured Lenders (as hereinafter defined) extended to Borrower the Senior Secured Debt (as hereinafter defined); and
          WHEREAS, the Lenders, as of the date hereof, have agreed to extend a term loan in the amount of $15,000,000 to Borrower under the terms and conditions provided in this Agreement.
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent agree as follows:
SECTION 1.
AMOUNTS AND TERMS OF TERM LOAN
     1.1 Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:
          (A) Term Loan. Each Lender agrees, severally and not jointly, to lend to Borrower on the Closing Date its Pro Rata Share of the Term Loan by advancing to Borrower the amounts set forth opposite the name of each Lender on Schedule 1.1(A), which amount reflects the original issuance discount with respect to each Note (the “Term Loan”). The aggregate principal balance of the Term Loan as set forth in each Note shall be repaid in full on the Maturity Date.
          (B) Notes. Upon request of Agent, Borrower shall execute and deliver to each Lender a Note to evidence the Term Loan, such Note to be in the principal amount of such Lender’s Pro Rata Share of the Term Loan. Whether any Note is issued, this Credit Agreement is evidence of Borrower’s Obligations with respect to the Term Loan. In the event of an assignment under subsection 8.1, Borrower shall, upon surrender of the assigning Lender’s Notes, issue new Notes to reflect the interests of the assigning Lender and the Person to which interests are to be assigned. Each Note shall bear a legend in substantially the following form:

“THIS NOTE BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, PORTOLA PACKAGING, INC., 951 DOUGLAS AVENUE, BATAVIA, ILLINOIS 60510, INFORMATION REGARDING THE AMOUNT OF ORIGINAL DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE.”
          (C) Funding Authorization. The proceeds of the Term Loan made pursuant to this Agreement on the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower below:

Bank:	Union Bank of California.
ABA No.:	122 000 496
Bank Address:	PO Box 45351
San Francisco, California 94145-0351
Account No.:	6450-1-54944
Reference:	Portola Packaging, Inc.
Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.
     1.2 Interest and Related Fees.
          (A) Interest. From the Closing Date and the date the other Obligations become due, the Term Loan and the other Obligations shall bear interest at the fixed per annum rate of twelve percent (12.0%).
          (B) Computation of Interest and Related Fees. Interest on the Term Loan and other Obligations shall be calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. Interest on the Term Loan is payable in arrears on the first day of each calendar quarter (January 1, April 1, July 1 and October 1) beginning with the calendar quarter ending July 1, 2008, and on the maturity of the Term Loan, whether by acceleration or otherwise.
          (C) Default Rate of Interest. At the election of Agent or Requisite Lenders, after the occurrence of an Event of Default and for so long as it continues, to the extent permitted by applicable law, the Term Loan and other Obligations shall bear interest at a rate that is two percent (2.0%) in excess of the rates otherwise payable under this Agreement.
          (D) Excess Interest. (a) Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and neither Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this subsection 1.2(D) shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Agent or any Lender may have received hereunder shall be, at Agent’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligation shall remain at the Maximum Rate until each Lender shall have received the amount of interest that such Lender would have received during such period on such Obligation had the rate of interest not been limited to the Maximum Rate during such period.
     1.3 Other Fees and Expenses.
          (A) Audit Fees. Borrower shall pay to Agent an audit fee equal to $750 per in-house auditor per day or any portion thereof, together with out-of-pocket expenses, or out-of-pocket costs (including fees and expenses) paid to third party auditors. Following the Closing Date and prior to a Default or an Event of Default, however, Agent shall be limited to one (1) such audit per country per fiscal year at Borrower’s expense.
          (B) Expenses, Legal and Attorneys Fees. Borrower agrees to promptly pay all fees, costs and expenses (including reasonable legal and attorneys’ fees and expenses and appraisal fees and expenses) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. Borrower agrees to promptly pay all fees, costs and expenses (including attorneys’ fees and expenses) incurred by Agent or any Lender in connection with any action to enforce any Loan Document or to collect any payments due from Borrower or any other Loan Party. All fees, costs and expenses for which Borrower is responsible under this subsection 1.3(B) shall be deemed part of the Obligations when incurred, payable in accordance with the final two sentences of subsection 1.4 and secured by the Collateral.
     1.4 Payments. All payments by Borrower of the Obligations shall be made in US Dollars, in same day funds and delivered to Lenders, as applicable, and in amounts equal to their respective Pro Rata Shares, by wire transfer to the following accounts or such other place within the United States as Agent may from time to time designate in writing:

     For Wayzata Recovery Fund, LLC:
JPMorgan Chase Bank
New York, NY
ABA #021000021
Account Name: Wayzata Recovery Fund, LLC
Account Number: 304-264970
Reference: Portola Packaging, Inc.
     For Wayzata Opportunity Fund II, LP:
JPMorgan Chase Bank
New York, NY
ABA #021000021
Account Name: Wayzata Opportunity Fund II, L.P.
Account Number: 304-990833
Reference: Portola Packaging, Inc.
Borrower shall receive credit on the day of receipt for funds received by a Lender or Agent, as applicable, by 1:00 p.m.(Wayzata, Minnesota time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.
     1.5 Prepayments.
          (A) Voluntary Prepayments of Term Loan. Borrower may only prepay the Term Loan, in whole or in part, by paying a prepayment premium equal to (a) 2% of the amount prepaid if such prepayment occurs on or before the first anniversary of the Closing Date, (b) 1% of the amount prepaid if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, and (c) 0% of the amount prepaid if such prepayment occurs after the second anniversary of the Closing Date. Any such prepayment shall be accompanied by all accrued and unpaid interest on the amount prepaid.
          (B) Prepayments from Asset Disposition. Immediately upon receipt of any Net Proceeds in excess of $250,000 for any single transaction or series of related transactions, Borrower shall repay the Term Loan by an amount equal to the amount of such Net Proceeds, provided that the Senior Secured Debt has been Paid in Full, and provided further that each such prepayment shall be accompanied by a prepayment premium equal to (a) 2% of the amount prepaid if such prepayment occurs on or before the first anniversary of the Closing Date, (b) 1% of the amount prepaid if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, and (c) 0% of the amount prepaid if such prepayment occurs after the second anniversary of the Closing Date. Any such prepayment shall be accompanied by all accrued and unpaid interest on the amount prepaid.

          (C) Prepayments from Issuance of Securities. Immediately upon the receipt by Borrower or any of its Restricted Subsidiaries of the proceeds of the issuance of capital stock or other equity securities (other than (1) proceeds of the issuance of capital stock or other equity securities by Borrower received on or before the Closing Date, (2) proceeds from the issuance of capital stock or other equity securities by Borrower to employees and directors of Borrower and (3) proceeds of the issuance of capital stock or other equity securities of Borrower which are contemporaneously applied to repurchase capital stock or other equity securities of Borrower from existing holder(s) thereof or which are held by Borrower in accordance with subsection 3.3(I) for the purpose of making Investments permitted under subsection 3.3(I)), Borrower shall repay the Term Loan in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable costs associated therewith, provided that the Senior Secured Debt has been Paid in Full, and provided further that each such prepayment shall be accompanied by a prepayment premium equal to (a) 2% of the amount prepaid if such prepayment occurs on or before the first anniversary of the Closing Date, (b) 1% of the amount prepaid if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, and (c) 0% of the amount prepaid if such prepayment occurs after the second anniversary of the Closing Date. Any such prepayment shall be accompanied by all accrued and unpaid interest on the amount prepaid.
          (D) Amounts Prepaid May Not Be Reborrowed. Any amount prepaid pursuant to this subsection 1.5 may not be reborrowed.
     1.6 Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon termination of this Agreement. Until all Obligations have been fully paid and satisfied, Agent shall be entitled to retain the Liens in the Collateral granted under the Security Documents and the ability to exercise all rights and remedies available to Agent and Lenders under the Loan Documents and applicable laws.
     1.7 Loan Accounts. Agent will maintain separate loan account records for the Term Loan and all interest charges and payments thereof, (b) the charging and payment of all fees, costs and expenses relating to the Term Loan, and (c) all other debits and credits pursuant to this Agreement. The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, provided that any failure by Agent to so record shall not limit or affect Borrower’s obligation to pay. During the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that Agent and each Lender shall have the continuing exclusive right to thereafter apply payments in any manner it deems appropriate.
     1.8 Taxes.
          (A) No Deductions. Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on Agent’s or a Lender’s net income by the jurisdiction in which Agent or such Lender is organized, resident or carrying on business. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder or under any Loan Document to any Lender or Agent, then (i) the sum payable hereunder or under any Loan Document shall be increased as may be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this subsection 1.8), Agent or Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.
          (B) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:
     (a) does or shall subject Agent or any Lender to any tax of any kind whatsoever or causes the withdrawal or termination of a previously granted tax exemption with respect to this Agreement, the other Loan Documents or the Term Loan made hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes or capital taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state, provincial or local taxing authorities with respect to interest or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or Lender); or
     (b) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;
and the result of any of the foregoing is to increase the cost to Agent or Lender of continuing the Term Loan hereunder, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or Lender, upon its demand, any additional amounts necessary to compensate Agent or Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or Lender with respect to this Agreement or the other Loan Documents. If Agent or Lender becomes entitled to claim any additional amounts pursuant to this subsection 1.8(B), it shall promptly notify Borrower of the event by reason of which Agent or Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
          (C) Withholding. Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made in US Dollars under this Agreement or under the Notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (1) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”) or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent. If a Foreign Lender is entitled to an exemption with respect to US Dollar payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.
     1.9 Intentionally Omitted.
     1.10 Liability Unconditional.
          Borrower hereby agrees that it is jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and the Lenders by Borrower. Borrower agrees that its liability shall be absolute and unconditional, irrespective of, and unaffected by,
          (A) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Borrower is or may become a party;
          (B) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by the Agent or the Lenders with respect to any of the provisions thereof;
          (C) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Agent or any Lender in respect thereof (including the release of any such security);
          (D) the insolvency of Borrower; or
          (E) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by Borrower that its obligations as confirmed under this subsection 1.10 shall not be discharged until the payment and performance, in full, of the Obligations has occurred. Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or any Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, Borrower. It is agreed among Borrower, Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this subsection 1.10 and such waivers, each Lender would decline to enter into this Agreement.
SECTION 2.
AFFIRMATIVE COVENANTS
          Borrower covenants and agrees that until payment in full of all Obligations, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 2 applicable to such Person.
     2.1 Compliance With Laws and Contractual Obligations. Borrower will (a) comply with and will cause each of its Restricted Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or its Restricted Subsidiaries are now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Borrower or such Restricted Subsidiary, as applicable, other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and will cause each of its Subsidiaries to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower and its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This subsection 2.1 shall not preclude Borrower or any Restricted Subsidiary from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP. Borrower represents and warrants that it (i) is in compliance and each of its Restricted Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.

          “Contractual Obligations,” as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     2.2 Maintenance of Properties; Insurance. Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower and its Restricted Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, (a) public liability and property damage insurance with respect to its business and properties and the business and properties of its Restricted Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and (b) flood hazard insurance on each Mortgaged Property that is located in a “special flood hazard area” (as defined in 12 CFR §22.2(k)), in each case in amounts acceptable to Agent and will deliver evidence thereof to Agent. Borrower will maintain business interruption insurance providing coverage for a period of at least six months and in an amount not less than $30,000,000. Borrower shall cause Agent, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, to be named as lender’s loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance, in each case for the benefit of Agent and Lenders, but without liability for any premiums, provided that Agent’s interest in all such insurance shall be subordinate to the interest therein of the Senior Secured Lenders’ Agent as provided in the Intercreditor Agreement. All insurance policies shall provide for at least thirty (30) days’ prior written notice to Agent of any cancellations or reduction of coverage and that Agent may act as attorney for Borrower and Borrower’s Restricted Subsidiaries in obtaining, and at any time an Event of Default has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower represents and warrants that it and each of its Restricted Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above. In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect Borrower’s and its Restricted Subsidiaries’ interests. The coverage purchased by Agent may not pay any claim made by Borrower or its Restricted Subsidiaries or any claim that is made against Borrower or its Restricted Subsidiaries in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The cost of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.
     2.3 Inspection. Borrower shall permit any authorized representatives of Agent to visit and inspect any of the properties of Borrower or any of its Restricted Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public or chartered accountants, as applicable, at such reasonable times during normal business hours and as often as may be reasonably requested. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence, provided that, unless otherwise requested in writing by Agent or a Lender, neither Agent nor any Lender shall be provided any material non-public information during such visit or inspection.
     2.4 Organizational Existence. Except as otherwise permitted by subsection 3.6, Borrower will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.
     2.5 Further Assurances.
          (A) Borrower shall and shall cause each Loan Party to, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.
          (B) In the event any Loan Party acquires an interest in real property after the Closing Date, Borrower shall and shall cause each Loan Party to deliver to Agent a fully executed mortgage, deed of trust or hypothec, as applicable, over such real property in form and substance satisfactory to Agent and which guaranty and Lien shall be subordinate to the interest therein of the Senior Lenders’ Agent and the Senior Lenders as provided in the Intercreditor Agreement, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be required by Agent and are consistent with requirements imposed with respect to real property interests of such Loan Parties at the Closing Date.
          (C) (i) Except as set forth in clause (ii), (iii) or (iv) of this subsection 2.5(C), Borrower shall cause each Person, upon its becoming a Restricted Subsidiary of Borrower, promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a Lien in the real, personal and mixed property of such Person to secure the Obligations, which guaranty and Lien shall be subordinate to the interest therein of the Senior Lenders’ Agent and the Senior Lenders as provided in the Intercreditor Agreement. In addition, all of the capital stock of such Restricted Subsidiary shall be pledged to Agent, for the benefit of Agent and Lenders, which guaranty and pledge shall be subordinate to the interest therein of the Senior Lenders’ Agent and the Senior Lenders. The documentation for such guaranty and security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.
               (ii) Borrower shall use its best efforts to cause Hong Kong Restricted Subsidiary, within 60 days following the Closing Date, to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a Lien against all of its property to secure the

Obligations (including, without limitation, a pledge of 100% of the capital stock of China Restricted Subsidiary) in accordance with applicable law and pursuant to documentation reasonably requested by Agent (upon the completion of which Hong Kong Restricted Subsidiary, but not China Restricted Subsidiary, will become a Loan Party). which guaranty and Lien shall be subordinate to the interests therein of the Senior Lenders’ Agent and the Senior Lenders as provided in the Intercreditor Agreement. If Borrower shall fail to cause Hong Kong Restricted Subsidiary to become a Loan Party as provided above within 60 days following the Closing Date, then Agent may, in its sole discretion and in addition to (and not in lieu of) any other rights and remedies (if any) available to Agent, immediately upon written notice to Borrower, (a) increase the interest rate specified in Section 1.2(A) to a per annum rate of thirteen percent (13%) and (b) exclude from the calculation of “EBITDA” for all purposes under the Credit Agreement (including, without limitation, for purposes of calculating the minimum EBITDA under subsection 4.2 and the maximum Senior Indebtedness under subsection 4.4) the EBITDA contribution of Hong Kong Restricted Subsidiary and China Restricted Subsidiary in excess of $3,000,000 per 12-month period. The documentation for such guaranty and security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent. Borrower’s failure to cause Hong Kong Restricted Subsidiary to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a Lien against all of its property to secure the Obligations shall not in and of itself constitute an Event of Default if Borrower shall have used its best efforts to attempt to do so.
               (iii) Borrower shall use its best efforts to cause Czech Restricted Subsidiary, within 60 days following Agent’s request, to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a Lien against all of its property to secure the Obligations, in accordance with applicable law and pursuant to documentation reasonably requested by Agent (upon the completion of which Czech Restricted Subsidiary shall become a Loan Party), which guaranty and Lien shall be subordinate to the interests therein of the Senior Lenders’ Agent and the Senior Lenders as provided in the Intercreditor Agreement. If Borrower shall fail to cause Czech Restricted Subsidiary to become a Loan Party as provided above within 60 days following Agent’s request, then Agent may, in its sole discretion and in addition to (and not in lieu of) any other rights and remedies (if any) available to Agent, immediately upon written notice to Borrower exclude from the calculation of “EBITDA” for all purposes under the Credit Agreement (including, without limitation, for purposes of calculating the minimum EBITDA under subsection 4.2 and the maximum Senior Indebtedness under subsection 4.4) the EBITDA contribution of Czech Restricted Subsidiary in excess of $500,000 per 12-month period. The documentation for such guaranty and security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent. Borrower’s failure to cause Czech Restricted Subsidiary to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a Lien against all of its property to secure the Obligations shall not in and of itself constitute an Event of Default if Borrower shall have used its best efforts to attempt to do so.
               (iv) Borrower shall use its best efforts to cause New Zealand Restricted Subsidiary, within 60 days following Agent’s request, to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a Lien against all of its property to secure the Obligations, in accordance with applicable law and pursuant to documentation reasonably requested by Agent (upon the completion of which New Zealand Restricted Subsidiary shall become a Loan Party), which guaranty and Lien shall be subordinate to the interests therein of the Senior Lenders’ Agent and the Senior Lenders as provided in the Intercreditor Agreement. If Borrower shall fail to cause New Zealand Restricted Subsidiary to become a Loan Party as provided above within 60 days following Agent’s request, then Agent may, in its sole discretion and in addition to (and not in lieu of) any other rights and remedies (if any) available to Agent, immediately upon written notice to Borrower exclude from the calculation of “EBITDA” for all purposes under the Credit Agreement (including, without limitation, for purposes of calculating the minimum EBITDA under subsection 4.2 and the maximum Senior Indebtedness under subsection 4.4) the EBITDA contribution of New Zealand Restricted Subsidiary in excess of $500,000 per 12-month period. The documentation for such guaranty and security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent. Borrower’s failure to cause New Zealand Restricted Subsidiary to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a Lien against all of its property to secure the Obligations shall not in and of itself constitute an Event of Default if Borrower shall have used its best efforts to attempt to do so.
     2.6 Holding Company. In the event that a majority of Borrower’s outstanding capital stock shall at any time be owned by a corporation or other entity (other than an individual) (a “Holding Company”), Borrower shall cause such Holding Company to guaranty the Obligations, to pledge to the Agent, for the benefit of Lenders, all of the capital stock of Borrower owned by such Holding Company, and to grant to Agent, for the benefit of Lenders, a Lien in all of such Holding Company’s assets, which guaranty and Lien shall be subordinate to the interest therein of the Senior Lenders’ Agent and the Senior Lenders. In addition, if any holding company is formed or acquired for the purpose of owning the stock of Borrower’s Restricted Subsidiaries, Borrower shall cause such holding company to guaranty the Obligations and to pledge to the Agent, for the benefit of Lenders, all of the capital stock of such Restricted Subsidiaries, which guaranty and pledge shall be subordinate to the interest therein of the Senior Lenders’ Agent and the Senior Lenders as provided in the Intercreditor Agreement.
     2.7 Environmental Matters. Borrower shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after Borrower, any of its Subsidiaries or any other Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to Borrower or its Subsidiaries in excess of $50,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by Borrower, any of its Subsidiaries or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $50,000, in each case whether or not the Environmental Protection Agency or any governmental authority has taken or threatened any action in connection with any such violation, Release or other matter, provided that, nothing delivered to Agent pursuant to preceding clause (c) or (d) shall contain material non-public information. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by Borrower or any of its Subsidiaries or any other Person under the control of Borrower or any of its Subsidiaries or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then Borrower and its Subsidiaries shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder. Without limiting the generality of the foregoing, Borrower will cause Tech Industries to report, to the extent required by and in accordance with the requirements of the Rhode Island Department of Environmental Management, elevated arsenic and TPH in ground water at Tech Industries’ facilities in Woonsocket, Rhode Island.
SECTION 3.
NEGATIVE COVENANTS
          Borrower covenants and agrees that until payment in full of all Obligations, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 3 applicable to such Person.
     3.1 Indebtedness. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation) except:
          (A) the Obligations;
          (B) intercompany Indebtedness arising from loans made by Borrower to its Restricted Subsidiaries that are Loan Parties in the ordinary course of business; provided, however, that upon the request of Agent at any time, such Indebtedness owing by any Restricted Subsidiary that is a Loan Party shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

          (C) Indebtedness evidenced by (i) the Senior Notes and any guaranties thereof in an aggregate outstanding principal amount not to exceed $180,000,000, together with interest accrued thereon, (ii) the Senior Secured Debt in an aggregate outstanding principal amount not to exceed the amount permitted under the Intercreditor Agreement;
          (D) Indebtedness incurred after January 16, 2004, not to exceed $8,000,000 (or the equivalent thereof in another currency) in the aggregate for Borrower and its Restricted Subsidiaries on a Consolidated basis at any time outstanding secured by purchase money Liens that are Permitted Encumbrances or incurred with respect to capital leases;
          (E) unsecured Indebtedness incurred after January 16, 2004, not to exceed $1,500,000 (or the equivalent thereof in another currency) in the aggregate at any time outstanding which is subordinated to the Obligations in a manner satisfactory to Agent and Requisite Lenders;
          (F) Indebtedness outstanding at the Closing Date and shown on Schedule 3.1;
          (G) Intentionally Omitted;
          (H)  intercompany Indebtedness arising from loans made by Subsidiaries to Borrower and its Restricted Subsidiaries; provided, however, that such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Agent and all such Indebtedness shall be subordinated to the Obligations in a manner satisfactory to Agent; and
          (I) Indebtedness of Borrower or any of its Restricted Subsidiaries under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into in the ordinary course of business and designed to alter the risks arising from fluctuations in currency values not to exceed $15,000,000 in the aggregate at any time outstanding, in each case whether contingent or matured, so long as such agreement is not speculative and has been approved by Agent (such approval not to be unreasonably withheld).
          Each of the classifications of Indebtedness permitted to be incurred pursuant to subparts (A) through (I) hereof shall be deemed to be separate and independent of the other classifications and, in the event any such Indebtedness meets the criteria of more than one of the classifications of Indebtedness described in subparts (A) through (I) permitted to be incurred thereunder, Borrower will only be required to include the amount and type of such Indebtedness in one of such classifications.
     3.2 Liens and Related Matters.
          (A) No Liens. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances.
          “Permitted Encumbrances” means the following:

                    (1) Liens (other than any Lien relating to Environmental Claims or imposed by ERISA or any rule or regulation promulgated thereunder) for taxes, assessments or other governmental charges not yet due and payable;
                    (2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being diligently contested in good faith in a manner which stays enforcement of such Liens, provided that appropriate provisions shall have been established therefor in accordance with GAAP;
                    (3) Liens (other than any Lien relating to Environmental Claims or imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
                    (4) deposits, in an aggregate amount for Borrower and its Restricted Subsidiaries on a Consolidated basis not to exceed $750,000 (or the equivalent thereof in another currency), made after January 16, 2004 in the ordinary course of business to secure liability to insurance carriers;
                    (5) Liens for purchase money obligations; provided that: (a) the Indebtedness secured by any such Lien is permitted under subsection 3.1; (b) any such Lien encumbers only the asset so purchased; and (c) the Indebtedness secured by such Lien is incurred within ninety (90) days after the purchase of such asset;
                    (6) any attachment or judgment Lien not constituting an Event of Default under subsection 6.1(I);
                    (7) easements, rights of way, zoning restrictions, licenses and other similar charges or encumbrances affecting the use of real property and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;
                    (8) any interest or title of a lessor or sublessor under any lease permitted by subsection 4.1;
                    (9) Liens in favor of Agent, for the benefit of Agent and Lenders;
                    (10) Liens existing on the date hereof and renewals and extensions thereof, which Liens are set forth on Schedule 3.2(A)(10) hereto;
                    (11) Liens arising from filing UCC or PPSA financing statements regarding leases permitted by this Agreement;

                    (12) Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries that is permitted hereunder;
                    (13) on assets of Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries that is permitted hereunder;
                    (14) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;
                    (15) Liens securing the Senior Secured Debt; and
                    (16) any other Lien not expressly permitted by clauses (1) through (15) above, so long as such other Liens do not secure claims exceeding $2,000,000 in the aggregate at any time outstanding.
          Each of the classifications of Permitted Encumbrances permitted to be incurred pursuant to subparts (1) through (16) hereof shall be deemed to be separate and independent of the other classifications and, in the event any such Permitted Encumbrance meets the criteria of more than one of the classifications of Permitted Encumbrances described in subparts (1) through (16) permitted to be incurred hereunder, Borrower will only be required to include the amount and type of such Permitted Encumbrance in one of such classifications.
          (B) No Negative Pledges. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to enter into or assume any agreement (other than the Loan Documents and other than as provided in the Senior Note Documents as in effect on the Closing Date and the Senior Secured Debt Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.
          (C) No Restrictions on Restricted Subsidiary Distributions to a Borrower. Except as provided herein or under the Senior Note Indenture or Senior Secured Credit Agreement, Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to: (1) pay dividends or make any other distribution on any of such Restricted Subsidiary’s capital stock owned by Borrower or any other Restricted Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Restricted Subsidiary; (3) make loans or advances to Borrower or any other Restricted Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Restricted Subsidiary.
     3.3 Investments. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to make or own any Investment, except:
          (A) Borrower and its Restricted Subsidiaries may make and own Investments in Cash Equivalents; provided that such Cash Equivalents are not subject to setoff rights;
          (B) Borrower may make intercompany loans to its Restricted Subsidiaries that are Loan Parties to the extent permitted under subsection 3.1(B), and Borrower’s Restricted

Subsidiaries may make intercompany loans to Borrower and its Restricted Subsidiaries that are Loan Parties to the extent permitted under subsection 3.1(H);
          (C) Loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 to any individual employee and, when aggregated with the outstanding principal amount of the loan to Jack L. Watts described on Subschedule 7.4, $2,000,000 in the aggregate for Borrower and all of its Restricted Subsidiaries at any time outstanding;
          (D) Investments existing on the Closing Date and set forth in Subschedule 7.4 and extensions and renewals thereof, including promotional loans of equipment to customers pursuant to the terms of subsection 3.7(c);
          (E) Investments received in exchange for settlement of claims with Account debtors;
          (F) Investments received in exchange for any other permitted Investment in conjunction with or as a result of any bankruptcy or insolvency proceeding, reorganization or recapitalization of the issuer of such other Investment or as a result of a foreclosure with respect to any secured permitted Investment or other transfer of title with respect to any secured permitted Investment in default;
          (G) to the extent permitted by the Senior Secured Credit Agreement, Investments (including intercompany loans) made after January 16, 2004, in Unrestricted Subsidiaries and Restricted Subsidiaries which are not Loan Parties; provided, however, that no single Investment (or series of related Investments) made in any such Subsidiary shall exceed $5,000,000 and the aggregate amount of all such Investments shall not exceed $10,000,000 outstanding at any time (measured by the fair market value of such Investment as of the date made); provided further, that the aggregate amount of all such Investments in each of Asesoria Maxima, S.A. de C.V. or Tech Industries U.K. Ltd. shall not exceed $25,000 outstanding at any time;
          (H) to the extent permitted by the Senior Secured Credit Agreement, Investments made after January 16, 2004, in any of the Mexican Restricted Subsidiary, Portola GmbH, or Portola s.r.o., or in joint ventures with Greiner AG or its affiliates, not to exceed $11,000,000 in the aggregate amount at any one time outstanding (measured by the fair market value of such Investment as of the date made);
          (I) Investments made after January 16, 2004, in Persons, including Subsidiaries, principally engaged in similar lines of business to that of Borrower or Borrower’s existing Restricted Subsidiaries that are Loan Parties as of the Closing Date (including the packaging or product integrity business) not to exceed the sum of (1) $10,000,000 plus (2) the aggregate net cash proceeds from the issuance of capital stock or other equity securities of Borrower after January 16, 2004, which are contributed as additional paid-in capital to Borrower and are at all times prior to the making of any such Investment held by Borrower in a segregated account and not co-mingled with any other funds of Borrower or its Subsidiaries (less all of such net cash proceeds used or otherwise segregated to repurchase Senior Notes or capital stock or other equity securities of Borrower or applied for other purposes) in aggregate amount at any one time outstanding (measured by the fair market value of such Investment as of the date made); provided, that no such Investment shall be made following November 24, 2004 unless Fixed Charge Coverage exceeds 1.20 to 1.00 as of the most recently ended fiscal quarter for which information is then available; and
          (J) currency hedging agreements entered into in compliance with subsection 3.1(I).
          Each of the classifications of Investments permitted to be made pursuant to subparts (A) through (J) hereof shall be deemed to be separate and independent of the other classifications and, in the event any such Investment meets the criteria of more than one of the classifications of Investments described in subparts (A) through (J) permitted to be made thereunder, Borrower will only be required to include the amount and type of such Investment in one of such classifications.
          For purposes of calculating the aggregate amount of Investments permitted to be outstanding at any one time pursuant to clauses (G), (H) and (I), (i) to the extent the consideration for any such Investment consists of Equity Interests (other than Disqualified Stock) of Borrower, the value of the Equity Interests so issued will be ignored in determining the amount of such Investment, (ii) the aggregate amount of such Investments made by Borrower and its Restricted Subsidiaries will be decreased (but not below zero) by an amount equal to the cash return of capital to Borrower or a Restricted Subsidiary with respect to such an Investment that is sold for cash or otherwise liquidated or repaid for cash (less, in each case, the cost of disposition, including applicable taxes, if any), provided, however, that in no event shall the aggregate amount of such Investments so permitted be increased above the amounts specified in such clauses (G), (H) and (I), and (iii) in the case of an Investment made by issuing letters of credit (or reimbursement agreements in respect thereof), the aggregate amount of such Investments will be decreased by the amount remaining unpaid thereunder upon termination of Borrower’s obligations thereunder.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Restricted Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, or ownership interest in, any other Person; and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. The term “Investment” shall not include any guaranty of the Senior Notes or the Senior Secured Debt by any of Borrower’s Subsidiaries.
          “Cash Equivalents” means: (i) marketable direct obligations issued or unconditionally guarantied by the United States, the United Kingdom or Canadian Government

or issued by any agency thereof and backed by the full faith and credit of the United States, the United Kingdom, Canada, the European Central Bank or any National Central Bank of an EU member state, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Group or at least P-1 from Moody’s Investors Service, Inc.; (iii) (a) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any Schedule I Bank organized under the laws of Canada having combined capital and surplus of not less than $500,000,000 or (b) certificates of deposit issued in London, England, and maturing within one (1) year from the date of issuance thereof issued by an authorized institution under the Banking Act 1987 with ratings of at least A-1 from Standard & Poor’s Ratings Group or at least P-1 from Moody’s Investors Service, Inc. or at least A-1 from Fitch IBCA, Inc.; (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation or the Canadian Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower’s deposits at such institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation which invest substantially all of such funds’ assets in investments satisfying the requirements of clauses (i) through (iv) above.
     3.4 Contingent Obligations. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to create or become or be liable with respect to any Contingent Obligation except:
          (A) liabilities with respect to letters of credit issued under the Senior Secured Credit Agreement;
          (B) guaranties of the Obligations and of the Senior Notes and the Senior Secured Debt;
          (C) Contingent Obligations of Borrower and the Restricted Subsidiaries under the Loan Documents;
          (D) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;
          (E) those existing on the Closing Date and described in Schedule 3.4 annexed hereto;
          (F) those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;
          (G) those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions;

          (H) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $500,000 (or the equivalent thereof in another currency) in aggregate liability;
          (I) those incurred after January 16, 2004, with respect to Indebtedness permitted by subsection 3.1 so long as such Contingent Obligations incurred after January 16, 2004, in the aggregate at any time outstanding, do not exceed $2,500,000 (or the equivalent thereof in another currency);
          (J) Contingent Obligations under Interest Rate Agreements secured under the Senior Secured Debt Loan Documents;
          (K) Contingent Obligations consisting of customary indemnification obligations in favor of officers and directors of Borrower and its Restricted Subsidiaries in connection with the performance of their duties for Borrower and its Restricted Subsidiaries to the extent permitted under applicable corporate law;
          (L) Contingent Obligations consisting of Investments permitted pursuant to subsection 3.3; and
          (M) any other Contingent Obligation not expressly permitted by clauses (A) through (L) above and incurred after January 16, 2004, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $10,000,000 (or the equivalent thereof in another currency).
          Each of the classifications of Contingent Obligations permitted to be incurred pursuant to subparts (A) through (M) hereof shall be deemed to be separate and independent of the other classifications and, in the event of any such Contingent Obligation meets the criteria of more than one of the classifications of Contingent Obligations described in subparts (A) through (M) permitted to be incurred hereunder, Borrower will only be required to include the amount and type of such Contingent Obligations in one of such classifications.
          “Contingent Obligation”, as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.
     3.5 Restricted Junior Payments. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:
          (A) Intentionally Omitted;
          (B) Restricted Subsidiaries of Borrower may make Restricted Junior Payments to Borrower;
          (C) so long as no Default or Event of Default is then in existence, or would occur as a result of such redemption, Borrower may redeem shares of capital stock from any of its employees and directors for the purpose of providing cash to such employee or director in an amount not in excess of such employee’s or director’s federal and state tax liability from the exercise of stock options granted by Borrower;
          (D) Borrower may accept delivery of shares of its capital stock from any of its employees and directors in payment of all or any portion of the exercise price of stock options granted by Borrower;
          (E) Intentionally Omitted; and
          (F) so long as no Default or Event of Default is then in existence, or would occur as a result of such redemption, Borrower may redeem shares of its capital stock from any of its employees and directors whose employment with Borrower has terminated, other than Jack L. Watts, in an aggregate amount not in excess of $300,000 in any fiscal year of Borrower.
          “Restricted Junior Payment” means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Restricted Subsidiaries now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations; and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Restricted Subsidiaries now or hereafter outstanding.

     3.6 Restriction on Fundamental Changes. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to: (a) amend, modify or waive any term or provision of its organizational documents, including, without limitation, its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement unless required by law; (b) enter into any transaction of merger, amalgamation or consolidation except, upon not less than five (5) Business Days’ prior written notice to Agent, which notice shall not contain any material non-public information, any wholly-owned Restricted Subsidiary of Borrower may be merged or amalgamated with or into Borrower (provided that Borrower is the surviving entity) or any other wholly-owned Restricted Subsidiary of Borrower that is a Loan Party; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person, except in connection with an Investment under subsection 3.3(I).
     3.7 Disposal of Assets or Subsidiary Stock. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Restricted Subsidiaries, whether now owned or hereafter acquired, except for (a) bona fide sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business; (b) Asset Dispositions if all of the following conditions are met: (i) (A) in the case of Asset Dispositions involving assets deemed by Borrower to be no longer useful in the business, the market value of such assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $500,000 (or the equivalent thereof in another currency) and the aggregate market value of such assets sold or otherwise disposed of by Borrower and its Restricted Subsidiaries in any fiscal year of Borrower does not exceed $2,500,000 (or the equivalent thereof in another currency) and (B) in the case of Asset Dispositions involving other assets, the market value of such assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $1,000,000 (or the equivalent thereof in another currency) and the aggregate market value of such assets sold or otherwise disposed of by Borrower and its Restricted Subsidiaries in any fiscal year of Borrower does not exceed $5,000,000 (or the equivalent thereof in another currency); (ii) the consideration received is at least equal to the fair market value of such assets; (iii) at least eighty percent (80%) of the consideration received is cash (exclusive of non-cash consideration received in the form of promissory notes in an aggregate amount not in excess of $3,000,000 during the term of this Agreement); (iv) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement; and (v) no Default or Event of Default then exists or would result from such Asset Disposition; (c) loans and leases of equipment in the ordinary course of business of Borrower, provided that the aggregate value of all such equipment that is loaned during any fiscal year of Borrower shall not exceed one and one-fifth percent (1.2%) of Borrower’s total annual sales revenues for the immediately preceding fiscal year; (d) any Restricted Subsidiary may convey all or any portion of its property and assets to Borrower or to any Restricted Subsidiary that is a Loan Party, and (e) the sale of up to

$4,000,000 of equipment which is listed on Schedule 3.7 and is transferred pursuant to sale and leaseback transactions completed on or before August 31, 2008. Following Payment in Full of the Senior Secured Debt, in the event that Borrower or any Restricted Subsidiary makes an Asset Disposition that, but for the operation of this sentence, would result in Borrower’s being obligated to make an Asset Sale Offer (as defined in the Senior Note Indenture), then immediately following such Asset Disposition, the Net Proceeds of such Asset Disposition shall be applied in prepayment of the Term Loan.
     3.8 Transactions with Affiliates. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Loan Party, except (a) as set forth on Schedule 3.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or any of its Restricted Subsidiaries and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) intercompany Indebtedness permitted pursuant to subsection 3.1, (d) Investments permitted pursuant to subsection 3.3, (e) Restricted Junior Payments permitted pursuant to subsection 3.5, (f) payment of reasonable compensation to officers and employees for services actually rendered to Borrower or such Restricted Subsidiary and (g) payment of director’s fees for board and committee service not to exceed $500,000 (or the equivalent thereof in another currency) in the aggregate for any fiscal year of Borrower; provided, however, that any employment, stock option, stock purchase or stock grant agreement entered into by Borrower or any of its Restricted Subsidiaries with directors, officers and employees in the ordinary course of business and consistent with the past practice of Borrower or such Restricted Subsidiaries shall not be deemed a transaction with an Affiliate. Notwithstanding the foregoing, unless otherwise approved by Requisite Lenders, no payments may be made with respect to any items set forth as subparts 9, 10, 12 and 19 under the heading “Portola Packaging, Inc.” on Schedule 3.8 after the occurrence and during the continuation of a Default or Event of Default or if a Default or Event of Default would result therefrom.
     3.9 Conduct of Business. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to engage in any business other than businesses of the type described on Schedule 3.9.
     3.10 Changes Relating to Indebtedness. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to change or amend the terms of any of (1) its Indebtedness permitted by subsections 3.1 (C) (excluding the Senior Secured Debt) or (F) if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on or principal amount of such Indebtedness (excluding intercompany Indebtedness which is shown on Schedule 3.1 and otherwise permitted under subsection 3.1(B)); (c) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) change the prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof, if any (or the subordination terms of any guaranty thereof, if any); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower, any of its Restricted Subsidiaries or Lenders, or (2) the Senior Secured Debt, except as permitted under the Intercreditor Agreement. Borrower will not and will not permit any of its Restricted Subsidiaries to voluntarily prepay any Senior Notes. Borrower will not designate any debt facility as a “Credit Facility” under the Senior Notes Indenture other than this Agreement and the Senior Secured Credit Agreement.
     3.11 Fiscal Year. Borrower will not and will not permit any of its Restricted Subsidiaries to change their fiscal year.
     3.12 Intentionally Omitted..
     3.13 Subsidiaries. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to establish, create or acquire any new Subsidiary not listed on Subschedule 7.7 except in connection with an Investment permitted under subsection 3.3, and provided that upon Agent’s request, Borrower shall pledge to Agent, for the benefit of Lenders, all of Borrower’s right, title and interest in and to the capital stock of each such Subsidiary that is a Restricted Subsidiary and shall cause each such Subsidiary that is a Restricted Subsidiary to guaranty the Obligations and to grant to Agent, for the benefit of Lenders, a Lien in all of its assets which guaranty and Lien shall be subordinate to the interest therein of the Senior Lenders’ Agent and the Senior Lenders as provided in the Intercreditor Agreement.
     3.14 Bank Accounts. Borrower will not and will not permit any of its Restricted Subsidiaries that are Loan Parties to establish any new bank accounts without prior written notice to Agent and unless Agent, Borrower or such Restricted Subsidiary and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Agent in such bank account and agrees to limit its set-off rights on terms satisfactory to Agent which security interest shall be subordinate to the interest therein of the Senior Lenders’ Agent and the Senior Lenders as provided in the Intercreditor Agreement.
     3.15 Applications under CCAA. Borrower acknowledges that its business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors. Borrower agrees that it shall not and shall not permit any of its Restricted Subsidiaries to file any plan of arrangement under the CCAA (“CCAA Plan”) which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor of such Borrower for purposes of such CCAA Plan or otherwise.
          “CCAA” means the Companies’ Creditors Arrangement Act (Canada), as the same now exists or may from time to time hereafter be amended, modified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.
     3.16 Inactive Subsidiaries. Borrower will not and will not permit any of its Restricted Subsidiaries to make any Investment in or transfer any properties to any of the Inactive Subsidiaries (except for Investments in Tech Industries U.K. Ltd. permitted in subsection

3.3(G)). Borrower shall not permit any of the Inactive Subsidiaries to have any assets or liabilities.
     3.17 Press Release; Public Offering Materials. Other than as required in connection with filings with the Securities and Exchange Commission, Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any governmental authority relating to a public offering of the stock of any Loan Party or Affiliate, using the name of Agent or its affiliates or referring to this Agreement, the other Loan Documents without at least two (2) Business Days’ prior notice to Agent and without the prior written consent of Agent unless (and only to the extent that) such Loan Party or Affiliate is required to do so under law and then, in any event, such Loan Party or Affiliate will consult with Agent before issuing such press release or other public disclosure.
     3.18 Hazardous Materials. Borrower shall not and shall not cause or permit its Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by Borrower or any of its Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.
SECTION 4.
FINANCIAL COVENANTS/REPORTING
          Borrower covenants and agrees that until payment in full of all Obligations, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.
     4.1 Lease Limits. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to become or remain liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any operating lease, synthetic lease or similar off-balance sheet financing, if the aggregate amount of all rents (or substantially equivalent payments) paid by Borrower and its Restricted Subsidiaries under all such leases would exceed $8,000,000 (or the equivalent thereof in another currency) in any fiscal year of Borrower.
     4.2 Minimum EBITDA. Borrower shall not permit EBITDA for any twelve (12) month period ending on the last day of each fiscal quarter, commencing with the fiscal quarter ending February 29, 2008, to be less than $17,500,000 for each such fiscal quarter.
     4.3 Unfinanced Capital Expenditure Limits. Borrower and its Restricted Subsidiaries on a Consolidated basis shall not make Capital Expenditures during any fiscal year, commencing with the 2008 fiscal year, that exceed (A) $17,000,000 for fiscal year 2008 minus an amount equal to the cost of specific equipment listed on Schedule 3.7 (not to exceed $4,000,000) which was not previously acquired by Borrower and is subject to operating lease(s) entered into on or before August 31, 2008, and (B) $10,000,000 in each fiscal year from and after fiscal year 2009; provided that, if Borrower secures operating leases for at least $2,000,000 of the equipment listed on Schedule 3.7 on or before August 31, 2008, then the annual amount set forth in this clause (B) shall be increased to $12,000,000.
     4.4 Maximum Senior Indebtedness. Borrower agrees that (A) the aggregate principal amount of the Obligations and the Senior Secured Debt shall not exceed the Borrowing Base (as such term is defined in the Senior Note Indenture) measured as at the end of each fiscal quarter, and (B) Senior Indebtedness shall not exceed the amount achieved by multiplying the Borrower’s trailing twelve month EBITDA by the following amounts: (i) 2.75 for the third fiscal quarter and fourth fiscal quarter of Borrower’s 2008 fiscal year, (ii) 2.50 for the first fiscal quarter, second fiscal quarter of and third fiscal quarter of Borrower’s 2009 fiscal year, (ii) 2.35 for each fiscal quarter from and after the fourth fiscal quarter of Borrower’s 2009 fiscal year.
          “Senior Indebtedness” means all Indebtedness of Borrower and its Subsidiaries which is secured by real or personal property of Borrower or any of its Subsidiaries pursuant to Liens which have a priority which is equal or superior to the priority of the Liens of Agent and Lenders in such real or personal property which secure the Obligations, provided that, for purposes of this definition, Senior Indebtedness shall not include the Obligations.
     4.5 Financial Statements and Other Reports. Borrower will maintain, and cause each of its Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). Borrower will deliver each of the financial statements and other reports described below to Agent (and each Lender in the case of the financial statements and other reports described in subsections (A) through (H), (J), (K) and (L)), provided that, Borrower agrees that it will not include any material non-public information in connection with any such financial statements or reports except pursuant to a written request from Agent.
          (A) Intentionally Omitted.
          (B) Year-End Financials. Promptly after Borrower has filed its annual financial statements in connection with Form 10K with the Securities and Exchange Commission and in any event within one hundred five (105) days after the end of each fiscal year of Borrower (and on or before the Closing Date in the case of Borrower’s 2007 fiscal year), Borrower will deliver (1) the Consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries, as at the end of such year, and the related Consolidated and consolidating statements of income, stockholders’ equity and cash flow for such fiscal year, (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Restricted Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated financial statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) entitled “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement). Borrower shall deliver a copy of each audited or reviewed financial statements of the UK Restricted Subsidiary or either Canadian Restricted Subsidiary that are required to be prepared under applicable law promptly following the preparation of such financial statements, but in no event shall such delivery occur prior to the date Borrower delivers its annual financial statements described above.
          (C) Compliance Certificate. Together with each delivery of financial statements of Borrower and its Consolidated Subsidiaries pursuant to subsection 4.5(B) above and promptly after Borrower quarterly files its Form 10Q with the Securities and Exchange Commission, Borrower will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.5(C) and attaching thereto a calculation, in form and substance reasonably acceptable to Agent, of Borrower’s compliance with the covenant set forth in subsections 4.4) signed by Borrower’s president, chief executive officer, chief operating officer or chief financial officer.
          (D) Intercompany Indebtedness Report. After any filing with respect thereto with the Securities and Exchange Commission, Borrower will deliver a schedule of the outstanding intercompany Indebtedness and Investments of Borrower and its Subsidiaries describing in reasonable detail each such loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such loan.
          (E) Accountants’ Reports. After any filing with respect thereto with the Securities and Exchange Commission, Borrower will deliver copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrower or its Restricted Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.
          (F) Intentionally Omitted.
          (G) Management Report. Together with each delivery of financial statements of Borrower pursuant to subsection 4.5(B), Borrower will deliver a management report (1) describing the operations and financial condition of Borrower and its Consolidated Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Consolidated Subsidiaries as at the dates and for the periods indicated.
          (H) Intentionally Omitted.

          (I) Appraisals. From time to time, prior to Payment in Full of the Senior Secured Debt, if the Senior Secured Lenders’ Agent obtains appraisals of the real estate owned by Borrower or any of its Restricted Subsidiaries, and if copies thereof are delivered to Borrower, Borrower shall deliver such copies to Agent unless such appraisals would contain materials non-public information. From time to time, after Payment in Full of the Senior Secured Debt, if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, Agent will, at Borrower’s expense, obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current fair market values of all or any portion of the real estate owned by Borrower or any of its Restricted Subsidiaries. In addition to the foregoing, (i) promptly following the Closing Date, upon Agent’s request, Borrower shall obtain and deliver to Agent appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values and/or orderly liquidation values of all of the Real Estate and personal property owned by Borrower and its Restricted Subsidiaries and (ii) thereafter from time to time, but in the absence of a Default or Event of Default not more than once during each calendar year, Agent may require Borrower to obtain and deliver to Agent appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values and/or orderly liquidation values of all or any portion of the Real Estate and personal property owned by Borrower or any of its Restricted Subsidiaries, provided that, no materials delivered pursuant to the sentence shall contain material non-public information unless Agent has expressly requested delivery thereof.
          (J) Amendments to Other Credit Facilities. Promptly upon their becoming available, Borrower will deliver executed copies of all amendments, modifications, consents, waivers and other documents and instruments entered into by Borrower or any of its Subsidiaries with respect to the Senior Note Documents or the Senior Secured Debt Loan Documents.
          (K) Securities Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all financial statements, reports, notices and proxy statements sent or made available by Borrower or any of its Restricted Subsidiaries to their security holders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (3) all press releases and other statements made available by Borrower or any of its Restricted Subsidiaries to the public concerning developments in the business of any such Person.
          (L) Events of Default, Etc. Promptly upon any executive officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Restricted Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer, president or chief operating officer specifying the nature and period of existence of such event or condition and what action Borrower or any of its Restricted Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Restricted Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in subsection 6.1(B); (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect; (4) any Default or Event of Default under the Senior Note Indenture or the Senior Secured Credit Agreement, Borrower’s making of any Change of Control Offer or Asset Sale Offer (each as defined in the Senior Note Indenture) or Borrower’s receipt of notice of acceleration of the Senior Notes or the Senior Secured Debt; or (5) any default or event of default with respect to any other Indebtedness of Borrower or any of its Restricted Subsidiaries. Simultaneously with the delivery described in the preceding sentence, or as reasonably soon as practical thereafter, Borrower will file copies of substantially the same materials with the Securities and Exchange Commission.
          (M) Litigation. Promptly upon any executive officer of Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter, provided that, Borrower will not provide such notice or information to the extent it would constitute material non-public information.
          (N) Notice of Corporate and other Changes. Except to the extent a notice would contain material non-public information, Borrower shall provide prompt written notice of (1) all jurisdictions in which a Loan Party becomes qualified after the Closing Date to transact business, (2) any change after the Closing Date in the authorized and issued equity securities of any Loan Party or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (3) any Subsidiary created or acquired by any Loan Party after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (4) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute Requisite Lenders’ consent to any transaction referred to above which is not expressly permitted by the terms of this Agreement.
          (O) Intentionally Omitted.
          (P) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any Restricted Subsidiary of any Loan Party as from time to time may be reasonably requested by Agent. Notwithstanding the terms of this subsection 4.5 to the contrary, such request by Agent may include a request for material non-public information.
     4.6 Form 8-K. Upon the occurrence of an Event of Default, Borrower agrees to file with the Securities and Exchange Commission a Form
8-K or other appropriate form describing such Event of Default.

     4.7 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to subsection 4.5 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No “Accounting Changes” (as defined below) shall affect financial covenants, standards or terms in this Agreement; provided that Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower and (b) changes in accounting principles recommended by a Borrower’s certified public accountants and implemented by Borrower.
SECTION 5.
REPRESENTATIONS AND WARRANTIES
          To induce Agent and Lenders to enter into the Loan Documents and to make the Term Loan, Borrower represents, warrants and covenants to Agent and each Lender that the following statements are and, after giving effect to the Term Loan, will remain true, correct and complete until payment in full of all Obligations (it being understood that such statements shall survive the execution and delivery of this Agreement and shall not be reasserted as of any other date unless so provided in writing by Borrower):
     5.1 Disclosure. No representation or warranty of any Loan Party contained in this Agreement, the financial statements referred to in subsection 5.5 or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.
     5.2 No Material Adverse Effect. Since August 31, 2007, except as set forth on Schedule 5.2, there have been no events or changes in facts or circumstances affecting any Loan Party which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.
     5.3 No Conflict. The incurrence of the Indebtedness evidenced by the Term Loan does not and will not violate or conflict with any laws, rules, regulations or orders of any governmental authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation of any Loan Party except if such violations, conflicts, breaches or defaults have either been waived on or before the Closing Date or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     5.4 Organization, Powers, Capitalization and Good Standing.
          (A) Organization and Powers. Each of the Loan Parties is duly organized, incorporated, amalgamated or continued, validly existing and in good standing under the laws of its jurisdiction of organization, incorporation, amalgamation or continuance and qualified to do business in all jurisdictions where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The jurisdiction of organization, incorporation or amalgamation and all jurisdictions in which each Loan Party is qualified to do business are set forth on Schedule 5.4(A). Each of the Loan Parties has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to incur the Obligations, grant Liens and security interests in the Collateral and incur the Indebtedness evidenced by the Term Loan.
          (B) Capitalization. The authorized equity securities of each of the Loan Parties is as set forth on Schedule 5.4(B). All issued and outstanding equity securities of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than transfer restrictions under federal and state securities laws, those in favor of Agent for the benefit of Agent and Lenders, those in favor of the Senior Secured Lenders’ Agent and the Senior Secured Lenders and those set forth on Schedule 5.4(B), and such equity securities were issued in compliance with all applicable state, provincial, federal and foreign laws concerning the issuance of securities. The identity of the holders of the equity securities of each of the Loan Parties and for the ten largest shareholders of each Loan Party, the percentage of their fully-diluted ownership of the equity securities of each of the Loan Parties is set forth on Schedule 5.4(B). No shares of the capital stock or other equity securities of any Party, other than those described above, are issued and outstanding. Except as provided in Schedule 5.4(B), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any equity securities of any such entity.
          (C) Binding Obligation. This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.
     5.5 Financial Statements. All financial statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied and do or will present fairly the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended.
          (A) The Consolidated balance sheets at August 31, 2007 and the related statement of income of Borrower and its Consolidated Subsidiaries, for the fiscal year then ended, audited by BDO Seidman LLP.

          (B) The unaudited Consolidated balance sheet at February 28, 2008, and the related statement of income of Borrower and its Consolidated Subsidiaries for the period then ended.
     5.6 Title to Properties, Etc. Borrower and its Restricted Subsidiaries have good, marketable and legal title, subject to Permitted Encumbrances, to all their respective material properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. No effective financing statement or other form of Lien notice covering all or any part of any properties or assets of Borrower or its Restricted Subsidiaries is on file in any recording office, except for those in favor of Agent, for the benefit of Lenders, and those relating to Permitted Encumbrances. Schedule 5.6 sets forth (i) the chief executive office and the office where Borrower and its Restricted Subsidiaries keep their books and records, (ii) any trade name or fictitious business name that Borrower has used or done business under during the past five years, (iii) the location of all Equipment and Inventory of Borrower and its Restricted Subsidiaries, and (iv) a complete and accurate list of all real property owned or leased by Borrower and its Restricted Subsidiaries covered or to be covered by a Mortgage (the “Mortgaged Property”).
     5.7 Intellectual Property. Borrower and each of its Restricted Subsidiaries owns, is licensed to use or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrower or its Restricted Subsidiaries (collectively called “Intellectual Property”) and all such Intellectual Property is identified on Schedule 5.7 and fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed in Schedule 5.7, the use of such Intellectual Property by Borrower and its Restricted Subsidiaries, does not and has not been alleged by any Person to infringe on the rights of any Person.
     5.8 Investigations, Audits, Etc. Except as set forth on Schedule 5.8, none of Borrower or any of its Subsidiaries, is the subject of any review or audit by the Internal Revenue Service or any governmental investigation concerning the violation or possible violation of any law.
     5.9 Employee Matters. Except as set forth on Schedule 5.9, (a) no Loan Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.9, neither Borrower nor any of its Restricted Subsidiaries is party to an employment contract.

     5.10 Solvency. Borrower and each of its Restricted Subsidiaries: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
     5.11 Environmental Matters. Except as set forth on Schedule 5.11, to Borrower’s knowledge, there does not exist any violation by Borrower of any Environmental Law which has, will or threatens to impose a material liability on Borrower or which has required or would require a material expenditure by any Borrower to cure. Except as set forth on Schedule 5.11, no Borrower has received any notice to the effect that any part of its operations, properties or the Real Estate is not in compliance with any Environmental Law or notice that it, its property or the Real Estate is the subject of any Environmental Claim or any other claim which could reasonably be expected to become an Environmental Liability. Except as set forth on Schedule 4.7, no Borrower has knowledge that it, its property or the Real Property will become subject to Environmental Laws during the term of this Agreement.
     5.12 Use of Proceeds; Margin Regulations. No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Agent, Borrower will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form 0-1, as applicable, referred to in Regulation U.
SECTION 6.
DEFAULT, RIGHTS AND REMEDIES
     6.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:
          (A) Payment. (1) Failure to pay any installment or other payment of principal of the Term Loan when due or (2) failure to pay, within five (5) days after the due date, any interest on the Term Loan or any other amount due under this Agreement or any of the other Loan Documents; or
          (B) Default in Other Agreements. (1) The occurrence of a Default or Event of Default under the Senior Note Indenture or (2) the occurrence of any event that permits the Senior Note Trustee or any holder of any Senior Notes to require the Borrower to repurchase the Senior Notes or any portion thereof other than as a result of an Asset Sale Offer (as defined in the Senior Note Indenture) or (3) failure of Borrower or any of its Restricted Subsidiaries to pay

when due or within any applicable grace period any principal or interest on Indebtedness (other than the Term Loan, the Senior Notes and the Senior Secured Debt) or any Contingent Obligations (other than Contingent Obligations with respect to the Term Loan, the Senior Notes and the Senior Secured Debt) or (4) breach or default of Borrower or any of its Restricted Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Term Loan, the Senior Notes and the Senior Secured Debt) or any Contingent Obligations (other than Contingent Obligations with respect to the Term Loan, the Senior Notes and the Senior Secured Debt), if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $1,000,000 (or the equivalent thereof in another currency) or having an aggregate principal amount in excess of $2,000,000 (or the equivalent thereof in another currency) to become or be declared due prior to their stated maturity or (5) payment of the Senior Secured Debt shall have been declared due prior to its stated maturity, shall have been otherwise accelerated, or shall not have been Paid in Full at final maturity; or
          (C) Breach of Certain Provisions. (1) Failure of Borrower to perform or comply with any term or condition contained in that portion of subsection 2.2 relating to Borrower’s obligation to maintain insurance, subsection 2.3, Section 3 or Section 4 or (2) failure of either Borrower or Tech Industries to perform or comply with any term or condition contained in Section 7 of the Security Agreement to which it is a party or (3) failure of either Canadian Restricted Subsidiary to perform or comply with any term or condition contained in Section 7 of the Security Agreement to which it is a party or (4) failure of the UK Restricted Subsidiary to perform or comply with any term or condition contained in clause 5.1(b) of the debenture forming part of the UK Security Documents; or
          (D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or
          (E) Other Defaults Under Loan Documents. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of Borrower or any other Loan Party of such default; or
          (F) Defaults under Negative Pledge Agreements. Jack L. Watts or Chase Manhattan Capital Corporation defaults in the performance of or compliance with any term contained in the Negative Pledge Agreement to which either is a party (other than occurrences described in other provisions of this subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of Borrower or any other Loan Party of such default; or
          (G) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to Borrower or any of its Restricted Subsidiaries in an involuntary case under any Bankruptcy Law, which decree or order is not stayed or other similar relief is not granted under any applicable federal, provincial, state or foreign law; or (2) the continuance of any of the following events for forty-five (45) days unless dismissed, bonded or discharged: (a) an involuntary petition, proceeding or case is commenced against Borrower or any of its Restricted Subsidiaries, under any applicable bankruptcy, insolvency, reorganization or other similar law of any jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity); or (b) a decree or order of a court for the appointment of a receiver, receiver-manager, administrator, manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Restricted Subsidiaries, or over all or a substantial part of its property, is entered; or (c) an interim receiver, receiver-manager, administrator, manager, trustee or other custodian is appointed without the consent of Borrower or any of its Restricted Subsidiaries, for all or a substantial part of the property of, such Borrower or its Restricted Subsidiary; or
          (H) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) Borrower or any of its Restricted Subsidiaries commences a voluntary petition, proceeding or case under any Bankruptcy Law or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity), or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, receiver-manager, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any of its Restricted Subsidiaries makes any assignment for the benefit of creditors; or (3) Borrower or any of its Restricted Subsidiaries is unable, or admits in writing its inability, to pay its debts as they mature, or commits any other act of bankruptcy; or (4) the Board of Directors of Borrower or any of its Restricted Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 6.1(H); or
          (I) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this subsection 6.1) involving (1) an amount in any individual case in excess of $1,000,000 (or the equivalent thereof in another currency) or (2) an amount in the aggregate at any time in excess of $2,000,000 (or the equivalent thereof in another currency) (in either case to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its Restricted Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

          (J) Dissolution. Any order, judgment or decree is entered against Borrower or any of its Restricted Subsidiaries decreeing the dissolution, winding-up or split up of Borrower or any of its Restricted Subsidiaries and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or
          (K) Solvency. Borrower or any of its Restricted Subsidiaries ceases to be solvent (however evidenced or defined and as represented in subsection 5.10) or admits in writing its present or prospective inability to pay its debts as they become due;
          (L) Injunction. Borrower or any of its Restricted Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business for more than fifteen (15) days; or
          (M) ERISA; Pension Plans. (1) Borrower or any of its Affiliates fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or is likely to result in a Material Adverse Effect; or (2) an accumulated funding deficiency in excess of $500,000 occurs or exists, whether or not waived, with respect to any such employee benefit plans; or (3) any employee benefit plan loses its status as a qualified plan under the IRC which results in or could reasonably be expected to result in a Material Adverse Effect; or (4) as to any Canadian Pension Plan of Borrower or the other Loan Parties, (i) such Canadian Pension Plan fails to be duly registered under all applicable provincial pension benefits legislation; (ii) Borrower or any other Loan Party fails to perform any material obligation (including fiduciary, funds, investment and administration obligations) required to be performed in connection with such Canadian Pension Plans or fails to perform the funding agreements therefor in a timely fashion or an outstanding material dispute arises concerning the assets held pursuant to any such funding agreement; (iii) Borrower or other Loan Party fails to make in a timely fashion any contributions or premium payment required to be made to such Canadian Pension Plan in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations; (iv) Borrower or other Loan Party fails to withhold any material employee contributions to such Canadian Pension Plan required to be made by way of authorized payroll deduction or to pay such contributions into such Canadian Pension Plan in a timely fashion; (v) Borrower or other Loan Party fails to file or distribute in a timely fashion any material report or disclosure relating to such Canadian Pension Plans required by any applicable laws or regulations; (vi) there shall occur a material improper withdrawal, or application of, the assets of any such Canadian Pension Plan; (vii) a material amount becomes owning by any such Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute; (viii) any such Canadian Pension Plan fails to be fully funded either on an ongoing basis or on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles); or (ix) any such Canadian Pension Plan becomes the subject of any material investigation, proceeding, action or claim.
          (N) Environmental Matters. Borrower or any of its Subsidiaries fails to: (1) obtain or maintain any operating licenses or permits required by environmental authorities; (2) begin, continue or complete any remediation activities as required by any environmental authorities; (3) store or dispose of any hazardous materials in accordance with applicable environmental laws and regulations; or (4) comply with any environmental laws; if any such failure, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
          (O) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or
          (P) Damage; Strike; Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or
          (Q) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or
          (R) Failure of Security. Agent, for the benefit of Agent and Lenders, does not have or ceases to have a valid and perfected second priority Lien in the Collateral (subject only to the first priority lien of Senior Secured Lenders’ Agent and Senior Secured Lenders and Permitted Encumbrances) or any substantial portion thereof, in each case, for any reason other than the failure of Agent to take any action within its control; or
          (S) Change in Control. A Change of Control shall occur.
          (T) Subordinated Indebtedness. The failure of Borrower or any other creditor of Borrower to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Agent or Lenders.
          (U) Income Tax Act. A requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent or any Lender or any other Person in respect of Borrower or any of its Subsidiaries or otherwise issued in respect of Borrower or any of its Subsidiaries.
     6.2 Intentionally Omitted.
     6.3 Acceleration and other Remedies. Upon the occurrence of any Event of Default described in subsections 6.1(G) or 6.1(H), the unpaid principal amount of and accrued interest and fees on the Term Loan and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any other Event of Default, but subject to the Intercreditor Agreement, Agent may, and at the request of the Requisite Lenders Agent shall, take the following additional actions:
          (A) Agent may, without notice to Borrower and without further action, apply any and all money owing by Agent or Lenders to Borrower to the payment of the Obligations;
          (B) Agent may apply for the employment of, or taking possession by, a trustee, receiver, liquidator or other similar official of Borrower to hold or liquidate all or any substantial part of the properties or assets of Borrower. Borrower hereby consent to such appointment and agrees to execute and deliver any and all documents requested by Agent relating to the appointment of such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the appointment of such an official, by entering no contest to a petition for the appointment of such an official, or otherwise, as appropriate under applicable law);
          (C) Agent may advance such sums as the Required Lenders deem necessary or appropriate to preserve or protect any Collateral and Borrower shall reimburse Agent, upon demand, for all sums so advanced together with interest thereon at the default rate described in subsection 1.2(C) hereof from the date so advanced until Paid in Full; provided, however, that nothing herein shall be interpreted or construed as requiring Agent or any Lender to advance any such amounts;
          (D) Agent may exercise and enforce its rights and remedies under any of the other Loan Documents; and
          (E) Agent may exercise any other rights and remedies available to it in equity or by law or agreement.
     6.4 Performance by Agent. If Borrower or any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower or such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in subsection 1.2(C) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.
     6.5 Appointment of Receiver. Subject to the Intercreditor Agreement, Agent and Lenders may appoint, remove and reappoint any person or persons, including any employee or agent of Agent and Lenders to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrower and not of Agent or any Lender, and Agent and Lenders shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, its employees or agents. Except as otherwise directed by Agent and Lenders, all money received by such Receiver shall be received in trust for and paid to Agent for the benefit of Lenders. Such Receiver shall have all of the powers and rights of Agent and Lenders described in Section 6. Agent may, either directly or through its agents or nominees, exercise any or all powers and right of a Receiver.
SECTION 7.
CONDITIONS TO TERM LOAN
          The obligations of Lenders to make the Term Loan are subject to satisfaction of all of the applicable conditions set forth below.
     7.1 Conditions to Term Loan. The obligations of Lenders to make the Term Loan on the Closing Date are subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed on Schedule 7.1, all in form and substance, or in a manner, satisfactory to Agent and Lenders, on or prior to the Closing Date, and the following conditions:
          (A) The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be true, correct and complete on and as of the Closing Date.
          (B) No event shall have occurred and be continuing or would result from the funding of the Term Loan that would constitute an Event of Default or a Default.
          (C) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Term Loan.
SECTION 8.
ASSIGNMENT; PARTICIPATION; AGENT; ETC.
     8.1 Assignments and Participations.
          (A) Assignments. Each Lender may from time to time assign, subject to the terms of an Assignment and Acceptance Agreement, its rights and delegate its obligations under this Agreement to another Person, provided that (i) such Lender shall first obtain the written consent of Agent, which consent shall not be unreasonably withheld; (ii) the Pro Rata Share of the Term Loan being assigned shall in no event be less than the lesser of (a) $1,000,000 and (b) the entire amount of the Pro Rata Share of the Term Loan of the assigning Lender; and (iii) upon the consummation of each such assignment, the assigning Lender shall pay Agent an administrative fee of $3,500. The administrative fee referred to in clause (iii) of the preceding sentence shall not apply to an assignment described in paragraph (E) below. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share of the Term Loan or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a Lender hereunder.
          (B) Recording of Assignments. Agent shall maintain at its office in Wayzata, Minnesota a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and principal amount of the Term Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptive evidence of the amounts due and owing to Lender in the absence of manifest error. Borrower, Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.
          (C) Acceptance of Assignment by Agent. Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and its assignee (together with the Notes subject to such assignment) and the administrative fee referred to above, Agent shall (subject to the consent of Agent to such assignment, if required) (1) accept such Assignment and Acceptance Agreement, (2) record the information contained therein in the Register and replace Schedule 1.1(A) to reflect such Assignment and Acceptance Agreement and (3) give prompt notice thereof to Borrower and Lenders. Upon request by Agent, Borrower shall promptly execute and deliver to Agent Notes evidencing the Obligations owed by Borrower to the assignee and, if applicable, the assigning Lender, after giving effect to the assignment. Agent shall cancel the Notes delivered to it by the assigning Lender and deliver the new Notes to the assignee and, unless the assigning Lender has assigned all of its interests under this Agreement, the assigning Lender.
          (D) Participations. Any Lender may sell participations in all or any part of its Pro Rata Share of the Term Loan to another Person, provided that such Lender (excluding Wayzata) shall first obtain the prior written consent of Agent, which consent shall not be unreasonably withheld, and any such participation shall be in a minimum amount of $1,000,000. All amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (i) any reduction in the principal amount or interest rate payable with respect to the portion of the Term Loan in which such holder participates; (ii) any extension of the Maturity Date or the date fixed for any payment of interest payable with respect to the portion of the Term Loan in which such holder participates; or (iii) any release of all or substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 3.7 or 8.2 or any other Loan Document). Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrower to the participant, and the participant shall for purposes of subsections 1.8, 8.4 and 9.1 be considered to be a Lender hereunder.
          (E) Assignments to Affiliates. Notwithstanding any other provision of this Agreement, any Lender may at any time, following written notice to Agent, assign all or any portion of its Pro Rata Share of the Term Loan to an Affiliate of such Lender which is at least fifty percent (50%) owned by such Lender or its parent company, to one or more other Lenders or to a Related Fund. For purposes of this paragraph, a “Related Fund” shall mean, with respect to any Lender, a fund or other investment vehicle that invests in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          (F) Other Matters. Except as otherwise provided in this subsection 8.1, no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Term Loan, the Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to the provisions of subsection 9.13. Borrower agrees that it will use its best efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda.
     8.2 Agent.
          (A) Appointment. Each Lender hereby designates and appoints Wayzata as its agent under this Agreement and the other Loan Documents, and Lender hereby irrevocably authorizes Wayzata to execute and deliver the Security Documents and the Intercreditor Agreement and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this subsection 8.2 and subsections 8.3 and 9.2. The provisions of this subsection 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.
          (B) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.
          (C) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders and, notwithstanding the instructions of Requisite Lenders, Agent shall not have any obligation to take any action if it believes, in good faith, that such action exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with subsection 8.2(E).
          (D) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and their duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.
          (E) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Requisite Lenders until such additional indemnity is furnished. The obligations of Lenders under this subsection 8.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.
          (F) Agent Individually. With respect to its Pro Rata Share of the Term Loan made by it, Wayzata shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Wayzata in its individual capacity as a Lender or one of the Requisite Lenders. Wayzata may lend money to, acquire equity or other ownership interests in, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.
          (G) Successor Agent.
                    (1) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.
                    (2) Appointment of Successor. Upon any such notice of resignation pursuant to clause (1) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (1) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

                    (3) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent, the provisions of this subsection 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.
          (H) Collateral Matters.
                    (1) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted); (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); (iii) constituting property being sold or disposed of in accordance with the Intercreditor Agreement, or (iv) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions; provided, however, that in no event will Agent, acting under the authority granted to it pursuant to this sentence, release Collateral having a total book value in excess of twenty percent (20%) of the book value of all Collateral, as determined by Agent, during any calendar year.
                    (2) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 8.2(H)(1)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (i), (ii) and (iii) of subsection 8.2(H)(1). Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
                    (3) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by Borrower or any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 8.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Security Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.
                    (4) Power of Attorney for Quebec Property. For the purpose of holding any security granted by any of the Loan Parties pursuant to the laws of the Province of Quebec, Agent shall be the holder of an irrevocable power of attorney for all present and future Lenders. By executing an Assignment and Acceptance, any future Lender shall be deemed to ratify the power of attorney granted to Agent hereunder. Lenders and Loan Parties agree that notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec), Agent may, as the person holding the power of attorney of Lenders, acquire any debenture or other title of indebtedness secured by any hypothec granted by any Loan Party to Agent pursuant to the laws of the Province of Quebec.
          (I) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s Lien in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction or any applicable Personal Property Legislation, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or the Intercreditor Agreement or to realize upon any collateral security for the Term Loan unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.
          (J) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

     8.3 Amendments, Consents and Waivers.
          (A) Except as otherwise provided in subsection 8.2, this subsection 8.3 or in subsection 9.2 and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent’s consent, the consent of Requisite Lenders and Borrower will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents. The consent of Borrower shall constitute consent of all of its Subsidiaries.
          (B) In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied the giving of such consent.
     8.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, and subject to the Interecreditor Agreement, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.
     8.5 Payment of Interest to Lenders; Return of Payments.
          (A) Calculation of Payment of Interest. For purposes of this subsection 8.5(A), the following terms and conditions will have the meanings indicated:
     (a) “Daily Loan Balance” means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on the Term Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on the Term Loan advanced by such Lender to Agent on the Closing Date.
     (b) “Daily Interest Rate” means an amount calculated by dividing the interest rate payable to a Lender as of each calendar day by three hundred sixty (360).

     (c) “Daily Interest Amount” means an amount calculated by multiplying the Daily Loan Balance of the Term Loan by the associated Daily Interest Rate on the Term Loan.
     (d) “Interest Ratio” means a number calculated by dividing the total amount of the interest on the Term Loan received by Agent with respect to the immediately preceding month by the total amount of interest on the Term Loan due from Borrower during the immediately preceding month.
On the first (1st) Business Day of each month (“Interest Settlement Date”), Agent will advise each applicable Lender by telephone or telecopy of the amount of such Lender’s share of interest on the Term Loan as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance Agreement, as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Assignment and Acceptance Agreement) not later than 3:00 p.m. (Wayzata, Minnesota time) on the next Business Day following the Interest Settlement Date, such Lender’s share of interest on the Term Loan. Such Lender’s share of interest on the Term Loan will be calculated by adding together the Daily Interest Amounts for each calendar day of the prior month for the Term Loan and multiplying the total thereof by the Interest Ratio for the Term Loan.
          (B) Return of Payments.
                    (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.
                    (2) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

SECTION 9.
MISCELLANEOUS
     9.1 Indemnities. Borrower agrees to indemnify, pay, and hold each Agent, each Lender and their respective officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement; provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. This subsection 9.1 and other indemnification provisions contained within the Loan Documents shall survive the termination of this Agreement.
     9.2 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the applicable Loan Party; provided, that except to the extent permitted by the applicable Assignment and Acceptance Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (a) reduce the principal of or the rate of interest on the Term Loan or other amounts payable with respect to the Term Loan; (b) extend the Maturity Date or any date fixed for any payment of principal, interest or fees; (c) change the definition of the term Requisite Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (d) release Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 3.7 or 8.2 or any other Loan Document); (e) amend or waive this subsection 9.2 or the definitions of the terms used in this subsection 9.2 insofar as the definitions affect the substance of this subsection 9.2; or (f) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to all Lenders required to take such action. Notwithstanding anything to the contrary in this subsection 9.2, Agent and Borrower may execute amendments to this Agreement and the other Loan Documents for the purpose of correcting typographical errors without the consent of Lenders. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and, if signed by a Loan Party, on such Loan Party.

     9.3 Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Wayzata, Minnesota time); (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to Borrower:	PORTOLA PACKAGING, INC.
951 Douglas Road
Batavia, Illinois 60510
ATTN: President
Telecopy: (630) 406-8442

With copies to:	Kim Wehrenberg, Esq.
PORTOLA PACKAGING, INC.
951 Douglas Road
Batavia, Illinois 60510
Telecopy: (630) 406-8442

If to Agent or Wayzata:	WAYZATA INVESTMENT PARTNERS LLC
701 East Lake Street, Suite 300
Wayzata, Minnesota 55391
ATTN: James Beltz and Ray Wallander
Telecopy: (952) 345-8901

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment and Acceptance Agreement
     9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.
     9.5 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
     9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.
     9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for any obligation of any other Lender hereunder. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.
     9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.
     9.9 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
     9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.
     9.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender. Borrower agrees that neither Agent nor any Lender shall have liability to Borrower or any other Person (whether sounding in tort, contract or otherwise) for losses suffered by Borrower or any other Person in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.12 Construction. Agent, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender and Borrower.
     9.13 Confidentiality. Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by Agent, a Lender or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services. The confidentiality provisions contained in this subsection 9.13 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process, including disclosures made in legal proceedings brought by Agent, Lenders or Borrower, (ii) consisting of general portfolio information that does not identify Borrower, or (iii) consisting of disclosures generally disclosed to the public or to trade and other creditors. The obligations of Agent and Lenders under this subsection 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.
     9.14 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF HENNEPIN, STATE OF MINNESOTA AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. TO THE EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF BORROWER OR OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF BORROWER FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). BORROWER AGREES THAT AGENT’S OR ANY LENDER’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION. BORROWER IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY AGENT OR ANY LENDER, ALL PERSONS, DOCUMENTS

(WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE OTHER THAN THOSE WHICH ARE PROTECTED BY ATTORNEY-CLIENT PRIVILEGE OR WHICH CONSTITUTE ATTORNEY WORK PRODUCT.
     9.15 WAIVER OF JURY TRIAL. BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
     9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Term Loan and the execution and delivery of the Notes until Payment in Full of the Obligations. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 1.3(B), 1.8 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.
     9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.
     9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by facsimile transmission and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.
     9.19 Judgment Currency. To the extent permitted by applicable law, the obligations of Borrower and any Loan Party in respect to any amount due under this Agreement or any other Loan Document shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Agent or any Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Agent or such Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower or such Loan Party shall pay additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower or any Loan Party not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged, continue in full force and effect.
     9.20 Intercreditor Agreement
          Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Liens securing the Obligations are subject to the provisions of the Intercreditor Agreement. Each Lender hereby authorizes and directs Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Agent, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.
SECTION 10.
DEFINITIONS
     10.1 Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.
     “Accounts” means all of the following: (a) accounts receivable, contract rights, book debts, notes, drafts and other obligations and indebtedness arising from the sale, lease or exchange of goods or other property and/or the performance of services; (b) rights in, to and under all purchase orders for goods, services or other property; (c) rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers’ rights of rescission, replevin, reclamation and rights to stoppage in transit); (d) monies due to or to become due under all contracts for the sale, lease or exchange of goods or other property and/or the performance of services (whether or not yet earned by performance); and (e) Proceeds of any of the foregoing and all collateral security and guaranties of any kind given by any Person with respect to any of the foregoing.
     “Affiliate” means any Person (a) directly or indirectly controlling, controlled by, or under common control with, Borrower; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, none of Agent, any Lender nor any of their respective Affiliates shall be considered an Affiliate of Borrower or any of its Subsidiaries.

     “Agent” means Wayzata in its capacity as agent for the Lenders under this Agreement and any successor appointed pursuant to subsection 8.2(G).
     “Agreement” means this Credit Agreement (including all schedules, subschedules and exhibits hereto), as the same may from time to time be amended, supplemented or otherwise modified.
     “Asset Disposition” means the disposition whether by sale, lease, transfer, exchange, loss, damage, destruction, casualty, condemnation or otherwise of any of the following: (a) any of the capital stock or other equity or ownership interest of any of Borrower’s Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than sales of inventory in the ordinary course of business.
     “Assignment and Acceptance Agreement” means an agreement among Agent, a Lender and such Lender’s assignee or transferee regarding their respective rights and obligations with respect to assignments of the Term Loan, and other interests under this Agreement and the other Loan Documents, substantially in the form of Exhibit 10.1(A) and with such amendments as the laws of any relevant jurisdiction may require.
     “Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and The Insolvency Act 1986 (United Kingdom), each as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction and all rules and regulations promulgated thereunder.
     “Borrower” means Portola Packaging, Inc., a Delaware corporation, and its successors and permitted assigns.
     “Business Day” means for all purposes, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Minnesota, the State of California or the Commonwealth of Pennsylvania, or is a day on which banking institutions located in any such states are closed.
     “Canadian Pension Plan” means any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is sponsored, maintained or contributed to by, or to which there is or may be an obligation to contribute by, Borrower or any other Loan Party in respect of any Person’s employment in Canada with Borrower or such Loan Party.
     “Canadian Restricted Subsidiary” means Portola Packaging Canada Ltd., a corporation amalgamated under the laws of British Columbia.
     “Canadian Security Documents” means all instruments, documents and agreements executed by or on behalf of Canadian Restricted Subsidiary or any other Person to guaranty or provide collateral security with respect to the Obligations of

Borrower including, without limitation, the Security Agreement, any other security agreement or pledge agreement, any guaranty of the Obligations, any mortgage or deed of trust, any hypothec and all instruments, documents and agreements executed pursuant to the terms of the foregoing.
     “Capital Expenditures” means, for any period, the sum (without duplication) of the following for Borrower and its Consolidated Subsidiaries on a Consolidated basis: (a) the amount capitalized as capital expenditures for the period, under GAAP, as property, plant, and equipment or similar fixed asset accounts and (b) deposits made in the period in connection with property, plant, and equipment, less deposits of a prior period included above.
     “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.
     “Change of Control” means (a) any sale, lease, exchange or transfer (in one transaction or in a series of related transactions) of all or substantially all the assets of Borrower to any Person or group of related Persons (other than Permitted Investors), (b) the merger or consolidation of Borrower with or into another corporation or the merger or consolidation of another corporation into Borrower with the effect that immediately after such transaction the stockholders of Borrower immediately prior to such transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the Person surviving such merger or consolidation, (c) (i) prior to Borrower’s first Public Equity Offering, the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Investors) of the ultimate “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the voting power of all securities of Borrower generally entitled to vote in the election of directors of Borrower and (ii) after Borrower’s first Public Equity Offering, the acquisition by any person or group (defined as set forth in clause (i) above) (other than the Permitted Investors) of more than the greater of (A) forty percent (40%) of the voting power of all securities of Borrower generally entitled to vote in the election of directors of Borrower or (B) the total percentage of the voting power of all securities of Borrower generally entitled to vote in the election of directors of Borrower held by the Permitted Investors in the aggregate at the time of determination, (d) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by such Board or whose nomination for election by the stockholders of Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of Borrower, (e) the stockholders of Borrower shall approve any plan for the liquidation or dissolution of Borrower, (f) Jack L. Watts and Related Parties with respect to Jack L. Watts shall at any time fail collectively to own, beneficially and of record, at least 2,200,000 shares of Class B Common Stock of Borrower (as appropriately adjusted to reflect any stock divisions, stock dividends or other similar transactions with respect to such capital stock after the date hereof), (g) Borrower shall at any time fail to own, beneficially and of record, all of the outstanding stock of Canadian Restricted Subsidiary, UK Restricted Subsidiary and Tech Industries or (h) the occurrence of a “Change of Control” (as such term is defined in the Senior Note Indenture). As used in this definition:
     (x) “Permitted Investors” means Jack L. Watts, JP Morgan Partners (Bank SBIC Manager), Inc. and Related Parties of any of the foregoing; and
     (y) “Related Party” with respect to any Permitted Investor means (A)(1) any controlling stockholder, eighty percent (80%) (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Permitted Investor or (2) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of such Permitted Investor and/or such other persons referred to in the immediately preceding clause (1) or (B) with respect to JP Morgan Partners (Bank SBIC Manager), Inc., any Person controlled by JP Morgan Partners LLC.
     “China Restricted Subsidiary” means Shanghai Portola Packaging Company Limited, a corporation organized under the laws of the People’s Republic of China.
     “Closing Date” means the date upon which the conditions set forth in subsection 7.1 have been satisfied or otherwise waived by Agent.
     “Collateral” has the meaning assigned to such term in the Security Documents and shall also include all other property from time to time securing the Obligations.
     “Consolidated” means, with respect to Borrower, the consolidation in accordance with GAAP (except to the extent that the exclusion of the accounts of Unrestricted Subsidiaries in any such consolidation would not be in accordance with GAAP) of the financial statements, assets, liabilities, stockholders equity, income or expense, as applicable, of Borrower and its Consolidated Subsidiaries or Consolidated Restricted Subsidiaries, as applicable.
     “Consolidated Restricted Subsidiary” means, with respect to any Person, each Restricted Subsidiary of such Person whose financial statements are consolidated with the financial statements of such Person in accordance with GAAP.
     “Consolidated Subsidiary” means, with respect to any Person, each Subsidiary of such Person whose financial statements are consolidated with the financial statements of such Person in accordance with GAAP.

     “Czech Restricted Subsidiary” means Portola (S.R.O.), a corporation organized under the laws of the Czech Republic.
     “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.
     “Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part on or prior to a date that is one year after the Maturity Date.
     “EBITDA” means, for any period, the sum (without duplication) of the following for Borrower and its Restricted Subsidiaries on a Consolidated basis: (a) Net Income for the period, (b) any provision for (or less any benefit from) income and franchise taxes included in the determination of Net Income, (c) interest expense deducted in the determination of Net Income, (d) amortization and depreciation deducted in determining Net Income, (e) losses (or less gains) from Asset Dispositions or other non-cash items included in the determination of Net Income (excluding sales, expenses or losses related to current assets), (f) extraordinary losses (or less gains), as defined under GAAP, net of related tax effects, included in the determination of Net Income, (g) non-recurring restructuring charges approved by Requisite Lenders, including, such charges specifically listed on Part 1 of Schedule I attached to the Tenth Amendment to the Senior Secured Credit Agreement dated as of April 14, 2008 (the “Tenth Amendment”) (h) amounts not exceeding $7,000,000 in the aggregate paid by Borrower to Blackhawk Molding, Inc. (“Blackhawk”) pursuant to that settlement agreement dated May 31, 2006 between Borrower and Blackhawk to the extent such amounts are deducted in determining Net Income, and (i) those items specifically listed on Part 2 of Schedule I to the Tenth Amendment.
     “Environmental Claims” means claims, liabilities, investigations, administrative proceedings, whether pending or, to the best of the Borrower’s knowledge, threatened, or judgments or orders relating to any Hazardous Materials.
     “Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control

Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, provincial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes related in any manner to environmental, natural resource or human health and safety matters.
     “Environmental Liability” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
     “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any governmental authority under any Environmental Laws.
     “Equipment” means all “equipment” (as defined in the UCC), including, without limitation, all machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

     “Fixed Charge Coverage” means, for any twelve-month period, Operating Cash Flow for such period divided by Fixed Charges for such period.
     “Fixed Charges” means, for any period, the sum of the following for Borrower and its Restricted Subsidiaries on a Consolidated basis: (a) interest expense, net of interest income, included in the determination of Net Income (but excluding interest expense incurred from and after the Closing Date in respect of the Senior Deferred Notes in an amount not exceeding $985,000), less (i) amortization of capitalized fees and expenses included in interest expense and incurred with respect to the transactions entered into in 2004 by Borrower with respect to the Senior Note Indenture and the Senior Secured Credit Agreement, (ii) amortization of any original issue discount attributable to any warrants included in interest expense and (iii) interest paid in kind and included in interest expense, (b) any provision for (benefit from (but only to the extent received in cash)) income or franchise taxes included in the determination of net income, (c) increases (decreases) in short-term and long-term deferred tax assets, (d) decreases (increases) in short-term and long-term deferred tax liabilities, (e) scheduled payments of principal with respect to all Indebtedness (including the principal portion of scheduled payments of capital lease obligations but excluding reductions of the “Revolving Loans,” as such term is defined in the Senior Secured Credit Agreement) and (f) Restricted Junior Payments made in cash.
     “GAAP” means, (a) with respect to Borrower and the Restricted Subsidiaries other than the Canadian Restricted Subsidiary, the UK Restricted Subsidiary and any other Foreign Restricted Subsidiary, generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled “The Meaning of ‘Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports’“ issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, (b) with respect to the Canadian Restricted Subsidiary, generally accepted accounting principles in Canada as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied, (c) with respect to the UK Restricted Subsidiary, accounting principles and practices which are from time to time generally acceptable in the United Kingdom and (d) with respect to any other foreign Restricted Subsidiary accounting principles and practices which are from time to time considered generally acceptable or generally accepted accounting principles in such foreign country in accordance with any public or private accounting boards or institutes located in such country.
     “Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
     “Hong Kong Restricted Subsidiary” means Portola (Asia Pacific) Holding Limited, a corporation organized under the laws of Hong Kong.
     “Inactive Subsidiaries” means, collectively, Northern Engineering and Plastics Corporation, a Puerto Rico corporation, Atlantic Packaging Sales, LLC, a Delaware limited liability company and Tech Industries U.K. Ltd., a corporation organized under the laws of Rhode Island.
     “Indebtedness” as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) any obligation under any lease (a “synthetic lease”) treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes; (d) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (e) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than one (1) year from the date the obligation is incurred or is evidenced by a note or similar written instrument; (f) “earnouts” and similar payment obligations; (g) obligations under forward contracts, future contracts, swaps, options or other financing agreements or arrangements the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices; and (h) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.
     “Intercreditor Agreement” means that certain Intercreditor Agreement of even date herewith among the Loan Parties, Agent and Senior Secured Lenders’ Agent, as the same may be amended, restated or otherwise modified in accordance with the terms thereof.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates.
     “IRC” means the Internal Revenue Code of 1986, as amended from time to time and all rules and regulations promulgated thereunder.
     “Inventory” means all inventory (including all “inventory,” as defined in the UCC or as defined in any other Personal Property Security Legislation), including, without limitation, finished goods, raw materials, work in process and other materials and supplies (including packaging and shipping materials) used or consumed in the manufacture or production thereof and returned and repossessed goods.
     “Lender” means, collectively, each Person executing this Agreement as a Lender set forth on the signature pages hereto, and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to subsection 8.1.
     “Lien” means any lien, hypothec, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, hypothec, mortgage, pledge, security interest, charge or encumbrance.
     “Loan Documents” means this Agreement, the Notes, the Security Documents, the Negative Pledge Agreements, the Intercreditor Agreement, and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of Agent or any Lender in connection with the Term Loan and other transactions contemplated by this Agreement, all as amended, supplemented or modified from time to time.
     “Loan Party” means, collectively, Borrower and each Subsidiary thereof which is or becomes a party to any Loan Document. As of the Closing Date, the Loan Parties are Borrower, Canadian Restricted Subsidiary, Mexican Restricted Subsidiary, Tech Industries, Portola Allied Tool and UK Restricted Subsidiary.
     “Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Restricted Subsidiaries taken as a whole or (b) the impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce any Loan Document or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
     “Maturity Date” means the earliest of (a) July 20, 2011, (b) 95 days after the date on which the Senior Secured Debt is scheduled to be Paid in Full, (c) the date on which the Term Loan is accelerated pursuant to subsection 6.3, and (d) the date on which the Term Loan is prepaid in full pursuant to subsection 1.5.
     “Mexican Restricted Subsidiary” means Portola Packaging Inc. Mexico, S.A. de C.V., a corporation organized under the laws of Mexico.
     “Mexican Security Documents” means all instruments, documents and agreements executed by or on behalf of Mexican Restricted Subsidiary or any other Person to guaranty or provide collateral security with respect to the Obligations of Borrower including, without limitation, the Security Agreement, any other security agreement or pledge agreement, any guaranty of the Obligations, any mortgage or deed of trust, and all instruments, documents and agreements executed pursuant to the terms of the foregoing.
     “Mortgage” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Loan Party to Agent, with respect to Mortgaged Property, all in form and substance satisfactory to Agent.
     “Negative Pledge Agreements” means the Negative Pledge Agreements to be dated as of the Closing Date, to be executed by each of Jack L. Watts, and JP Morgan Partners (Bank SBIC Manager), Inc. in favor of Agent, for the benefit of Lenders as amended, supplemented or restated from time to time thereafter.
     “Net Income” means, for any period, the net income (or loss) for the period of Borrower and its Restricted Subsidiaries on a Consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person (other than Restricted Subsidiaries of Borrower) in which Borrower or any of its Restricted Subsidiaries has an ownership interest unless received by Borrower or its Restricted Subsidiaries in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Restricted Subsidiary of Borrower or is merged into or consolidated with Borrower.
     “Net Proceeds” means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such sale, lease, transfer or other disposition (including taxes attributable to such sale, lease or transfer) and (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.
     “New Zealand Restricted Subsidiary” means Portola (ANZ) Limited, a corporation organized under the laws of New Zealand.
     “Note” or “Notes” means one or more of the promissory notes of Borrower substantially in the form of Exhibit 10.1(B), or any combination thereof.
     “Obligations” means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or any Lender under the Loan Documents including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest, all reimbursement obligations in respect of any Interest Rate Agreements, and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under any Bankruptcy Law by or against Borrower, any of its Subsidiaries or any other Loan Party.

     “Operating Cash Flow” means, for any period (a) EBITDA for such period, less (b) Unfinanced Capital Expenditures for such period, less (c) all Investments made in cash by Borrower or any of its Restricted Subsidiaries during such period (other than Investments made in Borrower by a Restricted Subsidiary of Borrower), less (d) Other Capitalized Costs. “Other Capitalized Costs,” means the gross amount capitalized, for such period, as long term assets (net of cash received in respect of long term assets), other than Capital Expenditures.
     “Paid in Full” and “Payment in Full” have the meanings given such terms in the Intercreditor Agreement.
     “Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).
     “Personal Property Security Legislation” means any applicable personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations thereunder or related thereto.
     “Portola Allied Tool” means Portola Allied Tool, Inc., a Delaware corporation.
     “£” or “Pounds Sterling” means British pounds sterling or such other lawful currency of the United Kingdom from time to time.
     “PPE” means Equipment and Real Estate of Borrower and its Restricted Subsidiaries to the extent classified as property, plant and equipment on Borrower’s Consolidated balance sheet prepared in accordance with GAAP.
     “PPSA” means the Personal Property Security Act (Ontario) as such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations thereunder or related thereto. Reference to sections of the PPSA shall be construed to also refer to any successor sections.
     “Pro Rata Share” means a Lender’s right to receive payments of interest and principal with respect to the Term Loan, except as otherwise provided in subsection 8.5(A), the percentage obtained by dividing (i) the outstanding amount of the Term Loan made by or assigned to such Lender by (ii) the outstanding amount of the Term Loan, in each case as the applicable percentages may be adjusted by assignments permitted pursuant to subsection 8.1. The Pro Rata Shares of each Lender as of the Closing Date are set forth on Schedule 1.1(A) hereto.

     “Proceeds” means all proceeds of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, any Collateral including, without limitation, all claims against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance with respect to any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.
     “Public Equity Offering” means a bona fide underwritten sale of common stock of Borrower pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Borrower or its Subsidiaries) that is declared effective by the Securities and Exchange Commission.
     “Real Estate” means all now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all now or hereafter owned or leased interests in the improvements and emblements thereon, the fixtures attached thereto and the easements appurtenant thereto.
     “Release” means any release, known threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.
     “Requisite Lenders” means Lenders having sixty-six and two-thirds percent (66-2/3%) or more of the aggregate outstanding principal balance of the Term Loan.
     “Restricted Subsidiary” means any Subsidiary of Borrower, whether existing on or after the date hereof, unless such Subsidiary is an Unrestricted Subsidiary or is designated an Unrestricted Subsidiary prior to the date it becomes a Subsidiary. As of the Closing Date, each of Canadian Restricted Subsidiary, China Restricted Subsidiary, Czech Restricted Subsidiary, Hong Kong Restricted Subsidiary, U.K. Restricted Subsidiary, Mexican Restricted Subsidiary, New Zealand Restricted Subsidiary, Portola Allied Tool and Tech Industries are deemed a Restricted Subsidiary.
     “Security Agreement” means those separate security agreements, hypothecs and debentures executed by Borrower and its Restricted Subsidiaries in favor of Agent, and securing Borrower’s and its Restricted Subsidiaries’ Obligations hereunder and under the Loan Documents.
     “Security Documents” means, collectively, the US Security Documents, the UK Security Documents, the Canadian Security Documents and the Mexican Security Documents.
     “Senior Note Documents” means the Senior Note Indenture and the other documents, instruments and agreements executed or delivered in connection with the issuance of the Senior Notes.

     “Senior Note Indenture” means that certain Indenture dated as of January 23, 2004, between Borrower and the Senior Note Trustee, as amended, supplemented or restated from time to time.
     “Senior Note Trustee” means, US Bank National Association, as trustee for the holders of the Senior Notes.
     “Senior Notes” means Borrower’s Senior Notes issued under the Senior Note Indenture in an aggregate principal amount of $180,000,000.
     “Senior Secured Debt Loan Documents” means the “First Lien Documents,” as defined in the Intercreditor Agreement, as amended from time to time as permitted under the Intercreditor Agreement.
     “Senior Secured Debt” means the “First Lien Obligation,” as such term is defined in the Intercreditor Agreement.
     “Senior Secured Lenders’ Agent” means the “First Lien Agent,” as such term is defined in the Intercreditor Agreement.
     “Senior Secured Lenders” means the “First Lien Creditors,” as such term is defined in the Intercreditor Agreement.
     “Senior Secured Credit Agreement” means the “First Lien Loan Agreement,” as such term is defined in the Intercreditor Agreement.
     “Subordinated Indebtedness” means Indebtedness of Borrower or any of its Restricted Subsidiaries that is subordinated in right of payment to the Obligations on terms reasonably satisfactory to Agent.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
     “Tech Industries” means Portola Tech International, Inc., a Rhode Island corporation.
     “UK Restricted Subsidiary” means, collectively, Portola Packaging Limited, a corporation organized under the laws of England and Wales, and Portola Limited, a corporation organized under the laws of England and Wales.
     “UK Security Documents” means all instruments, documents and agreements executed by or on behalf of UK Restricted Subsidiary or any other Person to guaranty or provide collateral security with respect to the Obligations of Borrower including, without limitation, the Security Agreement, any other security agreement or pledge agreement, any guaranty of the Obligations, any mortgage or deed of trust, and all instruments, documents and agreements executed pursuant to the terms of the foregoing.
     “Unfinanced Capital Expenditures” means, for any period (a) Capital Expenditures for such period, less (b) the portion of such Capital Expenditures financed under capital leases or other Indebtedness (Indebtedness, for this purpose, does not include drawings under a “Revolving Loan,” as such term is defined in the Senior Secured Credit Agreement).
     “Unrestricted Subsidiary” means (a) those Subsidiaries designated as Unrestricted Subsidiaries on subschedule 7.7, (b) any Subsidiary of Borrower which at the time of determination is designated an Unrestricted Subsidiary (as designated by the Board of Directors of Borrower as provided below) and (c) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Borrower may designate any Subsidiary (other than Canadian Restricted Subsidiary, China Restricted Subsidiary, Czech Restricted Subsidiary, Hong Kong Restricted Subsidiary, U.K. Restricted Subsidiary, Mexican Restricted Subsidiary, New Zealand Restricted Subsidiary, Portola Allied Tool or Tech Industries) as an Unrestricted Subsidiary so long as (x) neither Borrower nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness or any other obligation or liability of such Subsidiary, (y) no default with respect to any Indebtedness or any other obligation or liability of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness or any other obligation or liability of Borrower or any Restricted Subsidiary to declare a default on such other Indebtedness, obligation or liability of Borrower or a Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (z) neither Borrower nor any Restricted Subsidiary shall have made any Investment in such Subsidiary unless such Investment is permitted under subsection 3.3. Any such designation by the Board of Directors shall be evidenced by a resolution of the Board of Directors delivered to Agent. The Board of Directors of Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary at any time in the same manner as it would designate a Subsidiary as an Unrestricted Subsidiary, so long as immediately after such designation as a Restricted Subsidiary, there would be no Default or Event of Default hereunder.
     “US Dollar”, “Dollar” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States of America.
     “US Security Documents” means all instruments, documents and agreements executed by or on behalf of Borrower or any other Person to guaranty or provide collateral security with respect to the Obligations of Borrower including, without limitation, the Security Agreement, any other security agreement or pledge agreement, any guaranty of the Obligations, any mortgage or deed of trust, and all instruments, documents and agreements executed pursuant to the terms of the foregoing.

     10.2 Other Definitional Provisions. References to “Sections”, “subsections”, “Exhibits,” “Schedules” and “subschedules” shall be to Sections, subsections, Exhibits, Schedules and subschedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 10.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. References to an agreement shall include all amendments, restatements, modifications and supplements to such agreement, subject to such consents or approvals of Agent or any Lenders as may be required by the terms of this Agreement. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

          Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

PORTOLA PACKAGING, INC.

By:	/s/ Brian J. Bauerbach

Title:	President and Chief Executive Officer

S-1

WAYZATA INVESTMENT PARTNERS LLC, as Agent

By:	/s/ Steven Adams

Title:	Authorized Signatory

WAYZATA RECOVERY FUND LLC, as a Lender

By:	Wayzata Investment Partners, Its Manager

/s/ Steven Adams

Name:	Steven Adams
Title:	Authorized Signatory

WAYZATA OPPORTUNITIES FUND II, L.P. as a Lender

By:	WOF II GP, L.P., its General Partner
By:	WOF II GP, LLC., its General Partner

/s/ Steven Adams

Name:	Steven Adams
Title:	Authorized Signatory

S-2

SCHEDULE 1.1(A)
Lenders and Pro Rata Shares of Term Loan

		Term Loan
Name of Lender	Pro Rata Share	Amount	Amount Advanced
WAYZATA RECOVERY FUND LLC	66 2/3%	$10,000,000	$9,800,000
WAYZATA OPPORTUNITIES FUND II, L.P.	33 1/3%	$5,000,000	$4,900,000

	100%	$15,000,000	$14,700,000

S-1

Schedule 1.1A

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 4.5(C)	-	Compliance Certificate
Exhibit 10.1(A)	-	Assignment and Acceptance Agreement
Exhibit 10.1(B)	-	Form of Term Note

Schedules

Schedule 1.1(A)	-	Lenders and Pro Rata Shares of Term Loan
Schedule 3.1	-	Existing Indebtedness
Schedule 3.2(A)(10)	-	Liens
Schedule 3.4	-	Contingent Obligations
Schedule 3.7	-	Specified Equipment
Schedule 3.8	-	Affiliate Transactions
Schedule 3.9	-	Business Description
Schedule 5.2	-	Material Adverse Effect
Schedule 5.4(A)	-	Jurisdictions of Organization and Qualifications
Schedule 5.4(B)	-	Capitalization
Schedule 5.6	-	Title to Properties, Etc.
Schedule 5.7	-	Intellectual Property
Schedule 5.8	-	Investigations and Audits
Schedule 5.9	-	Employee Matters
Schedule 7.1	-	List of Closing Documents
Subschedule 7.1	-	Litigation
Subschedule 7.2	-	Employee Benefit Plans
Subschedule 7.4	-	Investments
Subschedule 7.5	-	Derivatives
Subschedule 7.6	-	Bank Accounts
Subschedule 7.7	-	Subsidiaries

THIS NOTE BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO THE
CHIEF FINANCIAL OFFICER, PORTOLA PACKAGING, INC., 951 DOUGLAS AVENUE,
BATAVIA, ILLINOIS 60510, INFORMATION REGARDING THE AMOUNT OF ORIGINAL DISCOUNT,
ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE.
TERM NOTE

$15,000,000	April 14, 2008
     FOR VALUE RECEIVED, the undersigned, PORTOLA PACKAGING, INC., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of WAYZATA INVESTMENT PARTNERS LLC (“Agent”), for the benefit of the Lenders from time to time parties to the Credit Agreement (defined below), at the office of Agent at 701 East Lake Street, Suite 300, Wayzata, Minnesota 55391, or at such other place as the holder of this Term Note may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000).
     This Term Note is one of the Notes referred to in, was executed and delivered pursuant to, and evidences indebtedness of Borrower incurred under, that certain Credit Agreement dated as of April ___, 2008, by and among Borrower, the Agent, and each of the Lenders party thereto from time to time (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), to which reference is hereby made for a statement of the terms and conditions under which the loan evidenced hereby was made and is to be repaid and for a statement of Agent’s and Lenders’ remedies upon the occurrence of an Event of Default. Capitalized terms used herein but not otherwise specifically defined shall have the meanings ascribed to such terms in the Credit Agreement.
     Borrower further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full at the rate from time to time applicable to the Term Loan as determined in accordance with the Credit Agreement; provided, however, that upon the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on the outstanding principal balance of this Term Note at the rate of interest applicable following the occurrence of an Event of Default as determined in accordance with the Credit Agreement.
     Interest on this Term Note shall be payable, at the times and from the dates specified in the Credit Agreement, on the date of any prepayment hereof, at maturity, whether due by acceleration or otherwise, and as otherwise provided in the Credit Agreement. From and after the date when the principal balance hereof becomes due and payable, whether by acceleration or otherwise, interest hereon shall be payable on demand. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law, if Agent or any Lender has received interest hereunder in excess of the highest rate applicable hereto, such excess shall be applied in accordance with the terms of the Credit Agreement.

     The indebtedness evidenced by this Term Note is secured pursuant to the terms of the Loan Documents.
     Borrower hereby waives demand, presentment and protest and notice of demand, presentment, protest and nonpayment.
     Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys fees and legal expenses, incurred by Agent in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.
     THIS TERM NOTE SHALL BE GOVERNED BY, AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF ILLINOIS. Whenever possible each provision of this Term Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Term Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Term Note. Whenever in this Term Note reference is made to Agent, Lenders or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective permitted successors and assigns and in the case of each Lender, any financial institution to which it has sold or assigned all or any part of its interest in the Term Loan or in its commitment to make the Term Loan as permitted by the Credit Agreement. The provisions of this Term Note shall be binding upon and shall inure to the benefit of such permitted successors and assigns. Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.

2

     IN WITNESS WHEREOF, the Borrower has executed this Term Note as of the date and year first written above.

PORTOLA PACKAGING, INC., a Delaware corporation

By:	/s/ Brian J. Bauerbach

Name: Brian J. Bauerbach
Title: President and Chief Executive Officer

3